Exhibit 2.4
Execution Copy
NOTE: PORTIONS OF THIS AGREEMENT ARE THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE
SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN
REDACTED AND ARE MARKED WITH A “[****]” IN PLACE OF THE REDACTED LANGUAGE.
ASSET PURCHASE AGREEMENT
dated as of NOVEMBER 2, 2009
among
PENSON WORLDWIDE, INC.,
PENSON FINANCIAL SERVICES, INC.,
BROADRIDGE FINANCIAL SOLUTIONS, INC.
and
RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.

ARTICLE I DEFINITIONS	1

1.1 Definitions	1
1.2 Other Defined Terms	8

ARTICLE II PURCHASE AND SALE	10

2.1 Purchase and Sale of the Purchased Assets	10
2.2 Excluded Assets	11
2.3 Assumed Liabilities	11
2.4 Excluded Liabilities	11
2.5 Purchase Price	12
2.6 Purchase Price Adjustments	12
2.7 Allocation	18
2.8 Consents	19
2.9 Closing Assigned Contracts	20
2.10 Closing Other Purchased Assets	20

ARTICLE III CLOSING	20

3.1 Closing Date	20
3.2 Deliveries by Seller at the Closing	20
3.3 Deliveries by Buyer at the Closing	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER	22

4.1 Organization and Good Standing	22
4.2 Authority and Enforceability	22
4.3 No Conflicts; Consents	23
4.4 Taxes	23
4.5 Compliance with Law	24
4.6 Title to Personal Property	24
4.7 Absence of Certain Changes or Events	24
4.8 Contracts	25
4.9 Litigation	25
4.10 Customers	25
4.11 Broker-Dealer	26
4.12 Investment Representations	28
4.13 Sufficiency of Purchased Assets	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PW AND BUYER	29

5.1 Organization and Good Standing	29
5.2 Authority and Enforceability	30
5.3 Issuance of Shares	30
5.4 No Conflicts; Consents	30
5.5 Litigation	31
5.6 Financial Statements; No PW Material Adverse Effect	31
5.7 No Default	31
5.8 Insurance	31

5.9 Taxes	31
5.10 Capitalization	32
5.11 Disclosure	33
5.12 Compliance with Laws	33
5.13 Leverage Calculation Under Credit Agreement Amendment	33

ARTICLE VI COVENANTS OF PARENT AND SELLER	33

6.1 Conduct of Business	33
6.2 Negative Covenants	34
6.3 Access to Information; Investigation	34
6.4 Confidentiality	35
6.5 Release of Liens	35
6.6 Consents	35
6.7 Notification of Certain Matters	35
6.8 Restrictive Covenant	36
6.9 No Negotiation	36

ARTICLE VII COVENANTS OF THE PARTIES	36

7.1 Regulatory Approvals	36
7.2 Public Announcements	37
7.3 Customer Communications	37
7.4 Employees	38
7.5 Taxes	40
7.6 Bulk Sales Laws	41
7.7 Discharge of Business Obligations After Closing	41
7.8 Access to Books and Records	41
7.9 Financing	42
7.10 Cooperation with Preparation of PW Audited Financials	42
7.11 Further Assurances	42
7.12 Payment of Termination Fees	42
7.13 Vendor Contracts	43

ARTICLE VIII CONDITIONS TO CLOSING	43

8.1 Conditions to Obligations of the Parties	43
8.2 Conditions to Obligation of PW and Buyer	43
8.3 Conditions to Obligation of Parent and Seller	45

ARTICLE IX TERMINATION	46

9.1 Termination	46
9.2 Effect of Termination	47
9.3 Remedies	47

ARTICLE X INDEMNIFICATION	47

10.1 Survival	47
10.2 Indemnification by Parent and Seller	48
10.3 Indemnification by PW and Buyer	49
10.4 Indemnification Procedures for Third Party Claims	50

10.5 Indemnification Procedures for Non-Third Party Claims	52
10.6 Effect of Investigation; Waiver	52
10.7 Other Rights and Remedies	53
10.8 Tax Treatment of Indemnification Payments	53

ARTICLE XI MISCELLANEOUS	53

11.1 Notices	53
11.2 Amendments and Waivers	54
11.3 Expenses	55
11.4 Successors and Assigns	55
11.5 Governing Law	55
11.6 Waiver of Jury Trial	55
11.7 Obligations of PW and Parent	55
11.8 Counterparts	55
11.9 Third Party Beneficiaries	56
11.10 Entire Agreement	56
11.11 Captions	56
11.12 Severability	56
11.13 Specific Performance	56
11.14 Interpretation	56
11.15 Independent Investigation	57

EXHIBITS

Exhibit A	Outsourcing Agreement
Exhibit B	Form of Seller Note
Exhibit C	Bill of Sale and Assignment and Assumption Agreement
Exhibit D	Joint Selling Agreement
Exhibit E	Stockholder’s and Registration Rights Agreement
Exhibit F	Form of Backstop Note
SCHEDULES

Schedule 2.1(a)	Assigned Contracts
Schedule 2.1(e)	Other Purchased Assets
Schedule 7.4(a)	Business Employees For Which No Access Granted
Schedule 7.13	Vendor Contracts

Seller Disclosure Schedule
Section 4.1	Jurisdictions
Section 4.3(a)	Consents
Section 4.8	Contracts
Section 4.9	Litigation
Schedule 4.11(a)	Broker-Dealer
Buyer Disclosure Schedule
Section 5.4(b)	Authorization
Section 5.5	Litigation
Section 5.8	Insurance

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of November 2, 2009 (the “Agreement”), among Penson Worldwide, Inc., a Delaware corporation (“PW”), Penson Financial Services, Inc., a North Carolina corporation and an indirect subsidiary of PW (“Buyer”), Broadridge Financial Solutions, Inc., a Delaware corporation (“Parent”), and Ridge Clearing & Outsourcing Solutions, Inc., a New York corporation and a wholly owned subsidiary of Parent (“Seller”).
     WHEREAS, Seller is engaged in the business of providing trade execution, clearing, custody, settlement and other products and services customarily provided in connection with clearing services to the global financial industry (excluding outsourcing services, which include, without limitation, services to be provided under the Outsourcing Agreement) (the “Business”);
     WHEREAS, the parties will, contemporaneously with the execution of this Agreement, enter into a Master Services Agreement in the form of Exhibit A hereof (“Outsourcing Agreement”);
     WHEREAS, the parties desire that Seller sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from Seller, all of the right, title and interest of Seller in and to the Purchased Assets (as hereinafter defined), and that Buyer assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement; and
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
     “Aggregate Share Value” means an amount equal to the product of (i) the number of shares of PW Common Stock issued to Seller on the Closing Date multiplied by (ii) the Measurement Price.
     “Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Note, the Outsourcing Agreement, the Marketing Agreement, the Stockholder’s and Registration Rights Agreement, the Conversion Agreement, the Backstop Note and the other agreements, instruments and documents delivered at the Closing.
     “Applicable Law” means any and all applicable laws (whether civil, criminal or administrative) including common law, statutes, subordinate legislation, treaties, regulations, rules, directives, decisions, by-laws, circulars, codes, orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of a parliamentary government, quasi-government, federal, state or local government, statutory, administrative or regulatory body, securities exchange, court or agency in any part of the world which is in force or enacted and legally binding and any and all rules of any applicable SRO, each as of the applicable time.
     “Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
     “Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)) and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.
     “Binding Arbitrator” means one or more impartial persons to which a dispute is referred for final and binding determination.
     “Books and Records” means all books of account and other financial Records, files, documents, instruments, books and Records relating principally to Seller or any Seller Correspondent, including the books and Records required under Rules 17a-3 and 17a-4 of the Exchange Act and other Applicable Law.
     “Business Authorizations” means all authorizations which are necessary for Seller to conduct business relating to the Purchased Assets as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned and used by Seller in the conduct of business relating to the Purchased Assets.
     “Business Day” means a day other than a Saturday, Sunday or other day on which the New York Stock Exchange is authorized or required by Law to close.
     “Business Employee” means any individual employed by Seller in connection with the Business as of the Closing.
     “Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.
     “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
     “Code” means the Internal Revenue Code of 1986, as amended, from time to time.
     “Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, from time to time.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time.
     “FINRA” means the Financial Industry Regulatory Authority, Inc.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States or foreign federal, state, local, or municipal government, any supranational, international, multinational, national or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law, including, without limitation, FINRA and any other applicable SRO.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and not delinquent, (d) any obligations as lessee under capitalized leases or operating leases functionally the equivalent of debt, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) any obligations secured by any Purchased Assets, and (h) any guaranty of any of the foregoing.
     “Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
     “Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
     “Internal Control Event” means a material weakness in, or fraud, that involves management or other employees who have a significant role in, PW’s internal controls over financial reporting, in each case as described in the U.S. securities laws.

     “IRS” means the United States Internal Revenue Service.
     “Knowledge” of Seller or Buyer, as the case may be, or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of Parent and Seller, or PW and Buyer, as the case may be, and any other employee of Parent and Seller, or PW and Buyer, as the case may be, with a title of Executive Vice President or above, together with such knowledge that such directors, executive officers or other employees could reasonably be expected to discover after due investigation concerning the existence of the fact or matter in question.
     “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, directive, rule, regulation and any other decision, ruling, notification requirement or determination of any Governmental Entity (whether or not having the force of law).
     “Liabilities” means any and all debts, losses, liabilities, offsets, claims, damages, fines, obligations, payments and accounts payable, whether accrued or fixed, absolute or contingent, liquidated or unliquidated, matured or unmatured or determinable, including, without limitation, those arising under any Applicable Law, action or governmental order (including, without limitation, those arising out of any award, demand, assessment, penalty, fine, settlement, judgment or compromise relating to any Applicable Law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking), and accruals for out-of-pocket costs and expenses (including, without limitation, reasonable legal, accounting and other professional fees and expenses incurred in investigating, preparing or defending any action or governmental order).
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.
     “Loss” or “Losses” means any and all losses, liabilities, costs, claims, damages, diminution in value based upon loss of revenue, penalties, interest, and expenses (including reasonable attorney’s fees and expenses and reasonable costs of investigation but excluding lost profits and consequential damages). In the event that any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all reasonable attorneys’ fees and expenses and reasonable costs of investigation incurred by the Indemnitee in enforcing such indemnity.
     “Measurement Price” means the average of the daily volume weighted average price per share of the PW Common Stock quoted for trading on NASDAQ Stock Market or other national securities exchange as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the 10 consecutive trading days ended on the last day immediately preceding the Closing Date.
     “Net Revenue” means, with respect to an Assigned Contract, the total contract revenue as set forth in Schedule 2.1(a), as the same may be modified and amended in accordance with the terms of this Agreement, including, among other things, net interest revenues (net also of any interest required to be shared with the Seller Correspondent), securities clearing and execution revenue (excluding amortization of client concessions granted), money market revenues (net of any money market revenues required to be shared with the Seller Correspondent), and other revenues earned for related activities (net of any revenues required to be shared with the Seller Correspondent), whether specifically identified with a Seller Correspondent or allocated to a Seller Correspondent consistent with past practice. “Net Revenues” include charges that are passed through to a Seller Correspondent or their customers for expenses on a marked up basis, but does not include charges that are passed through to a Seller Correspondent or their customers for expenses on an at-cost basis. “Net Revenues” excludes Non-Recurring Revenues and Termination Fees.
     “Non-Recurring Revenues” means revenues earned on a non-recurring basis outside of the ordinary course of business and categorized in a manner consistent with “Non-Recurring Revenues” as reflected in Schedule 2.1(a).
     “Notice of Objection” means a notice to Buyer which sets forth Seller’s objections to Buyer’s calculation of any component of any Purchase Price Adjustment pursuant to Section 2.6 hereof. Any Notice of Objection shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation of the adjustment. To the extent not set forth in the Notice of Objection, Seller shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in Buyer’s statement detailing the basis for the adjustment.
     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction or by a Binding Arbitrator.
     “Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States.
     “Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable and with respect to which Seller maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of business or the present or proposed use of the affected property and (c) Liens in favor of Buyer.
     “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.
     “PW Financial Statements” means the audited consolidated balance sheet of PW and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of PW and its subsidiaries, including the notes thereto.
     “PW Material Adverse Effect” means any change, event, circumstances or effect that, individually or taken together with all other changes, events, circumstances or effects, has a material adverse effect on PW’s financial condition or in the earnings, business or operations of PW and its Subsidiaries, considered as one entity, or on the ability of PW or Buyer to perform its obligations hereunder, in each case, other than any effect arising or resulting from (a) a change in general economic conditions, (b) a change affecting the securities markets or the brokerage industries in the United States generally or (c) a change arising from the execution and delivery of this Agreement or the transactions contemplated hereby or any announcement hereof.
     “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     “Reference Period” means, for each Seller Correspondent that has been a party to an Assigned Contract for at least six full calendar months prior to the Closing Date, the six full calendar month period ending on the date immediately prior to the Closing Date.
     “Run-Rate Revenue” means, as applicable depending on the amount of time the Seller Correspondent has been a customer of Seller, (a) an amount equal to the product of the Net Revenue recognized from any Seller Correspondent during a Reference Period multiplied by two, or (b) an amount equal to the greater of (i) the Net Revenue recognized from any Seller Correspondent during a Stub Reference Period multiplied by a number that will annualize such revenue and (ii) the monthly minimum contractual Net Revenue for such Seller Correspondent during the Stub Reference Period multiplied by twelve each as set forth in Schedule 2.1(a), as the same may be modified and amended in accordance with the terms of this Agreement; provided, however, the Run Rate Revenue of each Seller Correspondent shall be adjusted (A) to include any Once Yearly Revenue not included in the calculations in clauses (a) or (b) above because of its recognition during the portion of the year outside the applicable Reference Period or Stub Reference Period , (B) to exclude any multiple-counting of Once Yearly Revenue included in the calculations in clauses (a) or (b) above because of its recognition during the applicable Reference Period and (C) to exclude any Run-Rate Revenue with respect to a Restricted Contract. For purposes herein, “Once Yearly Revenue” shall mean any type of revenue recognized once annually per contract and shall specifically include, but not be limited to, annual IRA fees, excess SIPC IRA account fees, excess SIPC fees with respect to all other accounts and annual inactive account fees. For the avoidance of doubt, the calculation of Run-Rate Revenue shall be calculated in good faith to avoid the multiple-counting of any Once Yearly Revenue, to exclude any Non-Recurring Revenues recognized within a Reference Period, to exclude Termination Fees and to exclude any Run-Rate Revenue with respect to Restricted Contracts.
     “SEC” means the U.S. Securities and Exchange Commission.
     “SEC Filings” means shall mean (i) PW’s annual report on Form 10-K for fiscal year ended December 31, 2008 filed on March 16, 2009 (the “2008 Form 10-K”) and (ii) any filing made by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, including any amendment or supplement thereto, during the period between the filing of the 2008 Form 10-K and the Closing Date.
     “Seller Benefit Plans” means all Benefit Plans maintained or contributed to by Seller for the benefit of any present or former directors, employees, contractors or consultants with respect to which Seller otherwise has any present or future Liability.
     “Seller Correspondent” means a correspondent clearing customer of Seller that is a party to an Assigned Contract.
     “Seller Material Adverse Effect” means any change, event, circumstances or effect that, individually or taken together with all other changes, events, circumstances or effects, has a material adverse effect on the Purchased Assets or on the ability of the Seller or Parent to perform its obligations hereunder, in each case, other than any effect arising or resulting from (a) a change in general economic conditions, (b) a change affecting the securities markets or the brokerage industries in the United States generally or (c) a change arising from the execution and delivery of this Agreement or the transactions contemplated hereby or any announcement hereof.
     “SRO” means any self-regulatory organization, including but not limited to FINRA.
     “Stub Reference Period” means a period in which a Seller Correspondent has been a party to an Assigned Contract for at least one, but fewer than six, full calendar months as of the Closing Date.
     “Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the ordinary voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.
     “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, service, service use, occupation, severance, energy, unemployment, social security, capital, premium, and other taxes, assessments, customs, duties, levies, or other governmental charges of any nature whatever, whether disputed or not, whether computed on a separate or consolidated, unitary, combined or similar basis, together with any interest, penalties, or any other additions to Tax with respect thereto.
     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.
     “Termination Fee” means, with respect to any Assigned Contract, any amounts payable by the Seller Correspondent party thereto as a result of a termination, de-conversion or other similar extinguishment of the rights under an Assigned Contract, other than any amounts payable with respect to periods prior to any such termination, de-conversion or extinguishment or any other similar amount.
     “$” means United States dollars.

     1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	4.9
Agreement	Preamble
Allocation Statement	2.7
Applicable Survival Period	10.1(d)
Assigned Contracts	2.1(a)
Assumed Liabilities	2.3
Backstop Note	3.2(g)
Backstop Note Notice	7.9
Base Run-Rate Revenue	2.6(d)(i)(A)
Bill of Sale and Assignment and Assumption Agreement	3.2(a)
Business	Preamble
Buyer	Preamble
Buyer Closing Certificate	8.3(c)
Buyer Disclosure Schedule	Article V
Buyer Indemnitees	10.2(a)
Buyer Plan	7.4(l)
Buyer Welfare Plan	7.4(m)
Buyer Warranty Losses	10.2(b)
Cash Payment	10.2(c)
Change In Circumstance	2.9
Closing	3.1
Closing Assigned Contracts Schedule	2.9
Closing Other Purchased Assets Schedule	2.10
Closing Date	3.1
Closing Run-Rate Revenue	2.6(d)(i)(B)
Closing Run-Rate Revenue Statement	2.6(d)(i)(C)
COBRA	7.4(i)
Confidentiality Agreement	6.3
Consents	4.3(a)
Conversion Agreement	3.2(h)
Credit Agreement	5.13
DOJ	7.1(a)
Early Termination Amount	2.6(g)
Excluded Assets	2.2
Excluded Contracts	2.9
Excluded Liabilities	2.4
Final Run-Rate Revenue	2.6(d)(i)(D)
FTC	7.1(a)
Independent Expert	2.6(l)
Investment Advisers Act	4.11(g)(i)
Live Date	2.6(d)(i)(E)
Marketing Agreement	3.2(e)
New Contract	2.9

Non-Revenue Assigned Contract	2.6(e)(i)(A)
Non-Revenue Contract Adjustment Amount	2.6(e)(ii)
Note	2.5(b)
Note Principal True-Up Amount	2.6(j)
Notice of Claim	10.4(a)
Outsourcing Agreement	Preamble
Parent	Preamble
Personal Property	4.6
Plans	4.11(h)
Post-Closing Reference Period	2.6(e)(i)(B)
Post-Closing Run-Rate Revenue	2.6(e)(i)(C)
Post-Closing Run-Rate Revenue Statement	2.6(e)(i)(D)
Post-Closing Tax Period	7.5(b)
Pre-Closing Reduced Revenue Contract Adjustment Amount	2.6(h)
Pre-Closing Tax Period	7.5(b)
Purchase Price	2.5(a)
Purchase Price Adjustment	2.6(a)
Purchased Assets	2.1
PW	Preamble
PW Common Stock	5.10(b)
Reduced Revenue Contract Adjustment Amount	2.6(i)
Regulatory Agreement	4.11(d)
Representatives	6.3
Restricted Contract	2.8(a)
Restricted Contract Amount	2.6(k)
Review Period	2.6(d)(i)(F)
Section 1060 Forms	2.7
Securities Act	4.12(a)
Seller	Preamble
Seller Closing Certificate	8.2(c)
Seller Disclosure Schedule	Article IV
Seller Employees	7.4(f)
Seller Group	4.4(a)
Seller Indemnitees	10.3(a)
Seller Policies and Procedures	4.11(e)
Seller Warranty Losses	10.3(b)
Shares	2.5(b)
Special Seller Correspondent	2.6(f)
Special Seller Correspondent Early Termination Amount	2.6(f)
Stockholder’s and Registration Rights Agreement	3.2(f)
Stub Seller Correspondent	2.6(d)(i)(G)
Stub Seller Correspondent Adjustment Amount	2.6(d)(iv)
Third Amendment	5.13
Third Party Claim	10.4(a)
Third Party Defense	10.4(b)
Third Party Financing	7.9

Transferred Employees	7.4(b)
Transfer Tax	7.5
Working Capital Funding	7.9
ARTICLE II
PURCHASE AND SALE
     2.1 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of Liens except for Permitted Liens, the entire right, title and interest of Seller in only the following assets, properties and rights:
          (a) subject to Section 2.8 hereof, all Contracts between Seller and another party (including any Affiliates of Parent other than Seller) for the provision by Seller of services related to the Business listed on Schedule 2.1(a), as such schedule may be updated pursuant to Section 2.9 hereof (the “Assigned Contracts”), and to the extent relating to the Assigned Contracts:
               (i) all rights of the Seller in underlying agreements relating to the Assigned Contracts between Seller Correspondents and customers, including any rights of Seller as a third party beneficiary;
               (ii) all account records of Seller Correspondents including all intangible rights relating to such account records, including telephone, telecopy and e-mail addresses and listings;
               (iii) all data and Records of Seller and Seller Correspondents related to any accounts transferred, including client and customer lists and Records, referral sources, research and development reports and Records, financial and accounting Records, reports, correspondence and other similar documents;
               (iv) all rights to security or other deposits from any Seller Correspondents and rights and Liens thereof;
          (b) all data and Records related to the employee and personnel Records of any Transferred Employees;
          (c) all balances and positions associated with any Assigned Contract other than such balances and positions not accepted by PW;
          (d) all rights of Seller to indemnification with respect to the Purchased Assets to the extent permitted under the Contract or Contracts pursuant to which such indemnification rights arise; and

          (e) all other assets, properties and rights expressly listed on Schedule 2.1(e), as such schedule may be updated pursuant to Section 2.10 hereof (the assets described in Sections 2.1(a) through (e), collectively, the “Purchased Assets”).
     2.2 Excluded Assets. For the avoidance of doubt, the Purchased Assets do not include, and Seller is not selling, assigning, transferring, conveying or delivering, and Buyer is not purchasing, acquiring or accepting from Seller, any assets, properties and rights not expressly set forth in Section 2.1 (collectively, the “Excluded Assets”).
     2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, including without limitation Section 2.8 hereof, Buyer shall assume effective as of the Closing, and from and after the Closing, Buyer shall pay, discharge or perform when due, as appropriate, only the Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of the business relating to the Assigned Contracts and do not relate to any actual or alleged failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing (the “Assumed Liabilities”), and no other Liabilities.
     2.4 Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume any Liabilities of Seller (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3. Without limiting the generality of the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and Seller shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of Seller:
          (a) all Liabilities under any Assigned Contract that arise after the Closing Date but that arise out of or relate to any failure to perform, improper performance, warranty or other breach, default or violation that occurred on or prior to the Closing Date, including any failure to comply with or any violation of any Law by Seller or its Affiliates;
          (b) all Liabilities for Taxes of the Seller (including, for the avoidance of doubt, any Taxes of Affiliates of the Seller for which the Seller is liable pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law) including (i) any Taxes of the Seller arising as a result of Seller’s operation of its business or ownership of the Purchased Assets on or prior to the Closing Date, (ii) any Taxes of the Seller that will arise as a result of the sale and transfer of the Purchased Assets pursuant to this Agreement (other than any such Taxes as Buyer has agreed to bear as provided in Section 7.5(a)), and (iii) any deferred Taxes of any nature;
          (c) all Liabilities of Seller under the Seller Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both; and
          (d) all Liabilities of Seller under any employment, severance, retention or termination agreement with any employee of Seller or any of its Affiliates.

     2.5 Purchase Price.
          (a) The consideration to be paid by Buyer to Seller or an Affiliate of Seller for the Purchased Assets shall be, (i) subject to adjustment as set forth in Sections 2.6 and Article X hereof, the product of nine-tenths (0.9) times the aggregate Run-Rate Revenues based upon the Assigned Contracts (other than Restricted Contracts) listed in the Closing Assigned Contracts Schedule (as estimated as of the Closing Date as provided in Section 2.9 and subject to adjustment as set forth in Section 2.6 to reflect actual Run-Rate Revenues as of the Closing and the Run-Rate Revenues of Restricted Contracts assigned after the Closing pursuant to Section 2.8), and (ii) the assumption of the Assumed Liabilities (the “Purchase Price”).
          (b) The Purchase Price shall be paid to Seller or an Affiliate of Seller as follows:
               (i) delivery to Seller or an Affiliate of Seller of an unsecured promissory note in the form attached hereto as Exhibit B (the “Note”), having a principal face amount equal to (x) the Purchase Price, less (y) the Aggregate Share Value; and
               (ii) the lesser of (x) the number of shares of PW Common Stock equal to the quotient of one third of the Purchase Price (based upon the Closing Assigned Contracts Schedule delivered at the Closing) divided by the Measurement Price, (y) such number of shares of PW Common Stock as would constitute 9.9% of the issued and outstanding shares of PW as of the close of business on the Business Day immediately preceding the Closing Date, as adjusted to give effect to such issuance to Seller or an Affiliate of Seller and (z) 2,517,451 shares of PW Common Stock (the “Shares”).
     2.6 Purchase Price Adjustments.
          (a) The Purchase Price shall be adjusted by an amount equal to nine-tenths (0.9) times the amount (which may be negative) of each of the following amounts set forth in (i) – (viii) below. Each such adjustment shall be referred to as a “Purchase Price Adjustment.”
               (i) The Non-Revenue Contract Adjustment Amount (as defined in Section 2.6(e) below).
               (ii) the Stub Seller Correspondent Adjustment Amount (as defined in Section 2.6(d) below), whether the Stub Seller Correspondent Adjustment Amount is a positive or negative number;
               (iii) any Special Seller Correspondent Early Termination Amount (as defined in Section 2.6(f) below);
               (iv) any Early Termination Amount (as defined in Section 2.6(g) below);
               (v) any Pre-Closing Reduced Revenue Contract Adjustment Amount (as defined in Section 2.6(h) below);

               (vi) any Reduced Revenue Contract Adjustment Amount (as defined in Section 2.6(i) below);
               (vii) any Note Principal True-Up Amount (as defined in Section 2.6(j) below); and
               (viii) any Restricted Contract Amount (as defined in Section 2.6(k) below).
          (b) If the Purchase Price Adjustment is positive, the Purchase Price shall be increased by the absolute value of the Purchase Price Adjustment. If the Purchase Price Adjustment is negative, the Purchase Price shall be reduced by the absolute value of the Purchase Price Adjustment.
          (c) Any Purchase Price Adjustment required to be made pursuant to Section 2.6(b) shall be recorded on the Note by Seller as an adjustment to the principal amount of the Note (i) promptly following the final determination of the Pre-Closing Reduced Revenue Contract Adjustment and the Note Principal True-Up Amount, (ii) on the date occurring 14 months after the Closing Date for any other adjustment that has been finally determined pursuant to this Section 2.6 by such date, (iii) on the date occurring 19 months after the Closing Date for any adjustment that has been finally determined pursuant to this Section 2.6 by such date and not previously reflected on the Note, (iv) promptly after the final determination of any Purchase Price Adjustments for which Notices of Objection were delivered and which were not previously reflected on the Note pursuant to clauses (i), (ii) or (iii) above; and (v) at such other times as may be mutually agreed by PW and Parent. A copy thereof reflecting the recording of any such adjustment will be promptly delivered to Buyer, provided, that the failure to do so will not affect the validity of any adjustment made in accordance with the provisions of this Agreement or the Note.
          (d) The Stub Seller Correspondent Adjustment Amount shall be calculated as follows:
               (i) For purposes of this Section 2.6, the following terms shall have the meanings assigned to them in this Section 2.6(d)(i):
                    (A) “Base Run-Rate Revenue” means the aggregate Run-Rate Revenue for all Stub Seller Correspondents as of the Closing Date.
                    (B) “Closing Run-Rate Revenue” means the annualized aggregate amount of Net Revenue for each Assigned Contract included in the Base Run-Rate Revenue during the six month period beginning on the later of the Live Date and the Closing Date;
                    (C) “Closing Run-Rate Revenue Statement” means an unaudited statement of Closing Run-Rate Revenue that is prepared in a manner consistent with Seller’s past practice and based upon statements that were prepared in accordance with GAAP and containing reasonable detail showing how the amount or amounts set forth therein were calculated.

                    (D) “Final Run-Rate Revenue” means the Closing Run-Rate Revenue (x) as shown in the Closing Run-Rate Revenue Statement delivered by Buyer to Seller pursuant to Section 2.6(d)(ii), if no Notice of Objection with respect thereto is timely delivered by Seller to Buyer pursuant to Section 2.6(d)(iii); or (y) if a Notice of Objection is so delivered, (1) as agreed by Buyer and Seller pursuant to Section 2.6(m) or (2) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.6(m).
                    (E) “Live Date” means, with respect to a Seller Correspondent, the first date, if any, on or within 6 months after the Closing Date on which live execution of trades occurs with Buyer being the clearing and settlement broker of record (excluding beta testing).
                    (F) “Review Period” means the period 30 days from receipt by Seller of, as applicable, the Closing Run-Rate Revenue Statement, the Post-Closing Run-Rate Revenue Statement, or statements setting forth any Special Seller Correspondent Early Termination Amount, Early Termination Amount, Reduced Revenue Contract Adjustment Amount, Note Principal True-Up Amount or Restricted Contract Amount, in each case, containing information with respect to all adjustments, in their entirety, to be considered, as required by Section 2.6.
                    (G) “Stub Seller Correspondent” means a Seller Correspondent that has been a party to an Assigned Contract and for which Seller has recognized Net Revenue for at least one, but fewer than six, full calendar months as of the Closing Date.
               (ii) Within thirteen (13) months but no earlier than twelve (12) months after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller the Closing Run-Rate Revenue Statement which shall set forth in reasonable detail Buyer’s calculation of the Closing Run-Rate Revenue.
               (iii) If Seller disagrees with Buyer’s computation of Closing Run-Rate Revenue, Seller may, on or prior to the last day of the Review Period with respect to the Closing Run-Rate Revenue Statement, deliver a Notice of Objection to Buyer.
               (iv) The amount equal to the difference of the Final Run-Rate Revenue minus the Base Run-Rate Revenue shall be referred to as the “Stub Seller Correspondent Adjustment Amount.”
          (e) The Non-Revenue Contract Adjustment Amount shall be calculated as follows:
               (i) For purposes of this Section 2.6, the following terms shall have the meanings assigned to them in this Section 2.6(e)(i):
                    (A) “Non-Revenue Assigned Contract” means any Assigned Contract that was entered into on or prior to the Closing Date, but pursuant to which Seller had not recognized at least one full calendar month of Net Revenue related to a Seller Correspondent on or prior to the Closing Date.

                    (B) “Post-Closing Reference Period” means a period of six (6) full calendar months beginning with the third full calendar month immediately after the later of the Live Date and the Closing Date.
                    (C) “Post-Closing Run-Rate Revenue” means the Net Revenue recognized from any Seller Correspondent with respect to a Non-Revenue Assigned Contract during the Post-Closing Reference Period multiplied by two (2).
                    (D) “Post-Closing Run-Rate Revenue Statement” means an unaudited statement of Post-Closing Run-Rate Revenue that is prepared in a manner consistent with Seller’s past practice and based upon statements that were prepared in accordance with GAAP and containing reasonable detail showing how the amount or amounts set forth therein were calculated.
               (ii) Within sixteen (16) months but no earlier than fifteen (15) months following the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller the Post-Closing Run-Rate Revenue Statement for all Non-Revenue Assigned Contracts if any Net Revenue was recognized from Seller Correspondents during the six-month period immediately after the Live Date. The Post-Closing Run-Rate Revenue Statement shall set forth in reasonable detail Buyer’s calculation of the Post-Closing Run-Rate Revenue for each such Non-Revenue Assigned Contract. The amount equal to the aggregate Post-Closing Run-Rate Revenue shall be referred to as “Non-Revenue Contract Adjustment Amount.”
               (iii) If Seller disagrees with Buyer’s computation of Post-Closing Run-Rate Revenue, Seller may, on or prior to the last day of the Review Period with respect to the Post-Closing Run-Rate Revenue Statement, deliver a Notice of Objection to Buyer.
          (f) If, at any time prior to the date occurring twelve (12) full calendar months following the later of the Live Date and the Closing Date, (i) any Assigned Contract with a Special Seller Correspondent is terminated by such Special Seller Correspondent earlier than the stated term contained in such Assigned Contract, (ii) any Assigned Contract with a Special Seller Correspondent is not renewed by such Special Seller Correspondent following the expiration of the term of such Assigned Contract or (iii) any Governmental Entity or SRO requires any Assigned Contract with a Special Seller Correspondent to be terminated, then the negative of the amount equal to the absolute value of the Run-Rate Revenue attributable to each such Assigned Contract shall collectively be referred to as the “Special Seller Correspondent Early Termination Amount.” For purposes of this Section 2.6(f), a “Special Seller Correspondent” means a Seller Correspondent that has been responsible for more than five percent (5%) of the aggregate Run-Rate Revenue recognized by the Seller, as reflected in the Closing Assigned Contracts Schedule. Within nineteen (19) months after the Closing Date but no earlier than eighteen (18) months, Buyer will prepare, or cause to be prepared, and deliver to Seller a statement that is prepared in a manner consistent with Seller’s past practice and based upon statements that were prepared in accordance with GAAP and which shall set forth in reasonable detail any Special Seller Correspondent Early Termination Amount. If Seller disagrees with Buyer’s computation of the Special Seller Correspondent Early Termination Amount, Seller may, on or prior to the last day of the Review Period with respect to the statement setting forth the Special Seller Correspondent Early Termination Amount, deliver a Notice of Objection to Buyer.
          (g) If, at any time prior to the date occurring six (6) full calendar months following the later of the Live Date and the Closing Date, (i) any Assigned Contract is terminated earlier than the stated term contained in such Assigned Contract by a Seller Correspondent, (ii) any Assigned Contract is not renewed by a Seller Correspondent following the expiration of the term of such Assigned Contract or (iii) any Governmental Entity or SRO requires any Assigned Contract with a Seller Correspondent to be terminated, then the negative of the amount equal to the Run-Rate Revenue, the Final Run-Rate Revenue or the Post-Closing Run-Rate Revenue, as applicable, attributable to all such Assigned Contract shall collectively be referred to as the “Early Termination Amount.” Within thirteen (13) months but no earlier than twelve (12) months after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller a statement that is prepared in a manner consistent with Seller’s past practice and based upon statements that were prepared in accordance with GAAP and which shall set forth in reasonable detail any Early Termination Amount. If Seller disagrees with Buyer’s computation of the Early Termination Amount, Seller may, on or prior to the last day of the Review Period with respect to the statement setting forth the Early Termination Amount, deliver a Notice of Objection to Buyer.
          (h) If at any time on or following the date of this Agreement and prior to the Closing Date, Seller and any Seller Correspondent implement a reduction in the price of the securities clearing or execution services provided under an Assigned Contract, then the amount equal to the difference between the Run-Rate Revenue as of the date of this Agreement, adjusted to reflect the reduced pricing terms of each such Assigned Contracts and the Run-Rate Revenue as of the Closing Date attributable to each such Assigned Contract shall collectively and in the aggregate be referred to as the “Pre-Closing Reduced Revenue Contract Adjustment Amount.” Within 60 days following the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller a statement that is prepared in a manner consistent with Seller’s past practice and based upon statements that were prepared in accordance with GAAP and setting forth in reasonable detail Buyer’s calculation of the Pre-Closing Reduced Revenue Contract Adjustment Amount. If Seller disagrees with Buyer’s computation of the Pre-Closing Reduced Revenue Contract Adjustment Amount, Seller may, on or prior to the last day of the Review Period with respect to a statement setting forth the Pre-Closing Reduced Revenue Contract Adjustment Amount, deliver a Notice of Objection to Buyer.
          (i) If, at any time prior to twelve (12) months (in the case of any Special Seller Correspondent), or six (6) months (in the case of any other Seller Correspondent that is not a Special Seller Correspondent), following the later of the Live Date or the Closing Date, Buyer and any Seller Correspondent or Special Seller Correspondent, as applicable, implement a reduction in the price of the securities clearing and execution services provided under an Assigned Contract, then the amount equal to the difference between the Run-Rate Revenue, the Final Run-Rate Revenue or the Post-Closing Run-Rate Revenue, as applicable, adjusted to reflect the reduced pricing terms of each such Assigned Contracts and the Run-Rate Revenue, the Final Run-Rate Revenue or Post-Closing Run-Rate Revenue attributable to such Assigned Contract shall collectively and in the aggregate be referred to as the “Reduced Revenue Contract Adjustment Amount.” Within thirteen (13) months but no earlier than twelve (12)

months after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller a statement that is prepared in a manner consistent with Seller’s past practice and based upon statements that were prepared in accordance with GAAP and which shall set forth in reasonable detail any Reduced Revenue Contract Adjustment Amount with respect to Seller Correspondents that are not Special Seller Correspondents. Within nineteen (19) months after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller a statement that is prepared in a manner consistent with Seller’s past practice and based upon statements that were prepared in accordance with GAAP and which shall set forth in reasonable detail any Reduced Revenue Contract Adjustment Amount with respect to Special Seller Correspondents. If Seller disagrees with Buyer’s computation of the Reduced Revenue Contract Adjustment Amount, Seller may, on or prior to the last day of the Review Period with respect to a statement setting forth the Reduced Revenue Contract Adjustment Amount, deliver a Notice of Objection to Buyer.
          (j) The Note Principal True-Up Amount shall be calculated as follows:
               (i) Within 60 days following the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller a statement that is prepared in a manner consistent with Seller’s past practice and based upon statements that were prepared in accordance with GAAP setting forth in reasonable detail Buyer’s calculation of the aggregate Run-Rate Revenue for all Assigned Contracts as of the Closing. The difference between the actual Run-Rate Revenue as of the Closing and the estimated Run-Rate Revenue as set forth in Schedule 2.1(a) at the Closing shall be referred to as “Note Principal True-Up Amount.”
               (ii) If Seller disagrees with Buyer’s computation of the Note Principal True-Up Amount, Seller may, on or prior to the last day of the Review Period with respect to the Note Principal True-Up Amount, deliver a Notice of Objection to Buyer.
          (k) The Restricted Contract Amount shall be calculated as follows:
               (i) Within 120 days following the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller a statement that is prepared in a manner consistent with Seller’s past practice and based upon statements that were prepared in accordance with GAAP setting forth in reasonable detail Buyer’s calculation of the aggregate Run-Rate Revenues for all Restricted Contracts transferred to Buyer pursuant to Section 2.8 within ninety (90) days following the Closing Date. The aggregate Run-Rate Revenues for all such Restricted Contracts transferred to Buyer pursuant to Section 2.8 shall be referred to as the “Restricted Contract Amount.”
               (ii) If Seller disagrees with Buyer’s computation of the Restricted Contract Amount, Seller may, on or prior to the last day of the Review Period with respect to the Restricted Contract Amount, deliver a Notice of Objection to Buyer.
          (l) Any rights accruing to a party under this Section 2.6 shall be in addition to and independent of the rights to indemnification under Article X and any payments made to any party under this Section 2.6 shall not be subject to the terms of Article X.
          (m) For all proposed adjustments to the Purchase Price under this Section 2.6, unless Seller delivers the Notice of Objection to Buyer within the Review Period for each such adjustment, Seller shall be deemed to have accepted Buyer’s calculation, and Buyer’s calculation shall be final, conclusive and binding. If Seller delivers the Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount in dispute. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to Buyer and Seller (an “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Agreement and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, Buyer’s proposed adjustment should be changed or modified. The Independent Expert shall act as an expert and not an arbitrator or mediator and shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Expert all relevant Books and Records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to Buyer and Seller, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of the relevant adjustment; provided that in no event shall the Independent Expert’s determination of the adjustment be more than Buyer’s calculation nor less than Seller’s calculation as set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be split equally between Buyer and Seller. Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including a confidentiality provision and customary indemnities in favor of the Independent Expert.
     2.7 Allocation.
          (a) As soon as reasonably practicable, but in no event later than 120 days following the Closing, Buyer shall deliver to Seller a draft allocation statement setting forth Buyer’s proposed allocation of the Purchase Price for Tax purposes, which shall be subject to the consent of Seller (not to be unreasonably withheld) (such draft allocation statement, once agreed to by both parties or resolved by an Independent Expert (as described below), the “Allocation Statement”). If the parties are unable to resolve any disagreement regarding the draft allocation statement within forty-five (45) days of Seller’s receipt thereof, such dispute shall be resolved by an Independent Expert in the manner provided in Section 2.6(m).
          (b) In the event that the Purchase Price is subsequently adjusted pursuant to Section 2.6, Buyer shall deliver to Seller a revised Allocation Statement (that is consistent with the agreed methodology reflected in the original allocation Statement) as soon as reasonably practicable following the date of such adjustment.
          (c) Except as otherwise required by Law, Buyer and Seller shall, and shall cause each of their Affiliates to, file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith. Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by Applicable Law.
     2.8 Consents.
          (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, (iii) would breach any restriction imposed by any Governmental Entity on the assignment of the Purchased Asset in question, or (iv) would, upon transfer, in any way adversely affect the rights of Buyer under such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by Seller to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Without limiting Section 2.8(b), to the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such Consent (“Restricted Contract”), Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.
          (b) To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing Date, Seller shall continue to use commercially reasonable efforts to obtain any such Consent after the Closing Date until the expiration of the time period set forth in paragraph (c) below, provided that use of commercially reasonable efforts shall not require payment of any fee in connection therewith. Seller shall cooperate with Buyer in any economically feasible arrangement proposed by Buyer to provide that Buyer shall receive the interest of Seller in the benefits under such Restricted Contract or other Purchased Asset. Seller shall pay and discharge, and shall indemnify and hold harmless, Buyer and its Affiliates from and against any and all out-of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Buyer, and Buyer shall, subject to agreement on the Run-Rate Revenues as set forth in the following sentence, assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Bill of Sale and Assignment and Assumption Agreement. Buyer and Seller shall negotiate in good faith on similar terms as the Assigned Contracts to determine the Run-Rate Revenues for any Restricted Contract for which Seller has received consent pursuant to this Section 2.8.
          (c) To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained within 90 days of the Closing Date despite the reasonable efforts of Seller, Seller shall as soon as reasonably practicable terminate such Restricted Contracts following the written request of Buyer.

     2.9 Closing Assigned Contracts. Within ten (10) Business Days after the date hereof, Buyer shall prepare and deliver a list of Assigned Contracts included in Schedule 2.1(a) that shall be excluded from the Closing Assigned Contracts Schedule (as defined below) and not assigned to Buyer at the Closing (the “Excluded Contracts”). At least ten (10) Business Days prior to the Closing, Seller shall prepare, and deliver to Buyer, a proposed update to Schedule 2.1(a) as of the Closing Date (the “Closing Assigned Contracts Schedule”), which update shall include all Assigned Contracts included in Schedule 2.1(a) other than the Excluded Contracts and any and all Contracts between Seller and another party for the provision by Seller of services related to the Business entered into after the date hereof (each such Contract, a “New Contract”) and the Net Revenue and Run-Rate Revenue with respect to each listed Contract as of the last day of the month prior to the month of the Closing. Buyer, in its sole discretion, may prior to Closing cause to be excluded from the Closing Assigned Contracts Schedule (i) any New Contract and (ii) any Assigned Contract included by Seller in its proposed Schedule 2.1(a) with a third party that has, in Buyer’s reasonable judgment, suffered a Change In Circumstance. The Assigned Contracts listed in the Closing Assigned Contracts Schedule as determined pursuant to the preceding provisions shall constitute Schedule 2.1(a) as of the Closing. “Change In Circumstance” as used herein means the bankruptcy, insolvency or liquidation of such third party, or any material adverse change in the business of such third party or its relationship with Seller or Buyer.
     2.10 Closing Other Purchased Assets. Buyer, in its sole discretion, may prior to Closing cause to be excluded from Schedule 2.1(e) any item set forth therein as of the date hereof. Schedule 2.1(e) as determined pursuant to the preceding provision shall be referred to as the “Closing Other Purchased Assets Schedule” and shall constitute Schedule 2.1(e) as of the Closing.
ARTICLE III
CLOSING
     3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, on the earlier to occur of (i) the first Business Day of the week, and (ii) the last Business Day of the calendar month, that, in each case, occurs at least four (4) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing) has occurred, provided, that if the foregoing would cause the Closing to occur on the last day of a fiscal quarter of PW or Parent, the Closing shall occur on the first Business Day of the week following such quarter-end date, unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     3.2 Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:
          (a) the Note duly executed by Seller or an Affiliate of Seller designated by Seller;

          (b) a Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit C hereto (the “Bill of Sale and Assignment and Assumption Agreement”) duly executed by Seller;
          (c) a Joint Selling Agreement in the form of Exhibit D hereto (the “Selling Agreement”) duly executed by Parent;
          (d) a Stockholder’s and Registration Rights Agreement in the form of Exhibit E hereto (the “Stockholder’s and Registration Rights Agreement”) duly executed by Seller or an Affiliate of Seller;
          (e) a Backstop Note in the form of Exhibit F hereto (the “Backstop Note”) duly executed by Seller, if a Backstop Note Notice has been delivered in accordance with Section 7.9;
          (f) a Conversion Agreement in a form mutually agreed to by Buyer and Seller (the “Conversion Agreement”) duly executed by Seller at least 30 days prior to the anticipated Closing Date;
          (g) the Closing Assigned Contracts Schedule with such modifications as permitted pursuant to Section 2.9;
          (h) the Closing Other Purchased Assets Schedule with such modifications as permitted pursuant to Section 2.10;
          (i) with respect to the Outsourcing Agreement, completed SOWs, SLAs, schedules, exhibits and annexes thereto relating to the Purchased Assets, each in a form satisfactory to Buyer and prepared in accordance with the Outsourcing Agreement; and
          (j) the Seller Closing Certificate; and
          (k) such other instruments of transfer as Buyer reasonably deems necessary and appropriate to transfer to Buyer the Purchased Assets.
     3.3 Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:
          (a) a certificate representing the Shares in the name of Seller (or a designated Affiliate of Seller, provided that such Affiliate executes and delivers to Buyer a certificate in which it makes the representations set forth in Section 4.12 hereof);
          (b) the Note duly executed by PW;
          (c) the Bill of Sale and Assignment and Assumption Agreement duly executed by Buyer;
          (d) the Selling Agreement duly executed by PW;

          (e) the Stockholder’s and Registration Rights Agreement duly executed by PW;
          (f) the Backstop Note duly executed by PW, if a Backstop Note Notice has been delivered in accordance with Section 7.9;
          (g) the Conversion Agreement duly executed by PW at least 30 days prior to the anticipated Closing Date; and
          (h) the Buyer Closing Certificate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
     Parent and Seller, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule; it being acknowledged and agreed by PW and Buyer that any matter set forth in any section or subsection of the Seller Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Seller Disclosure Schedule to which such matter could reasonably be expected to be relevant, but shall expressly not be deemed to constitute an admission by Parent or the Seller, or otherwise imply, that any such matter rises to the level of a Seller Material Adverse Effect or is otherwise material for purposes of this Agreement or the Seller Disclosure Schedule.
     4.1 Organization and Good Standing. Each of Parent and Seller is a corporation validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and in each jurisdiction where it is qualified to do business, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification except for those jurisdictions where the failure to be so qualified and in good standing could not individually or in the aggregate have a Seller Material Adverse Effect. Seller is not in default under its Charter Documents. Schedule 4.1 of the Seller Disclosure Schedule sets forth each jurisdiction where Seller is qualified to do business or has a business operation.
     4.2 Authority and Enforceability. Each of Parent and Seller has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Seller. Each of Parent and Seller has duly executed and delivered this Agreement and the Outsourcing Agreement and will duly execute and deliver each other Ancillary Agreement to which it is a party. Assuming due authorization, execution and delivery by PW and Buyer, as applicable, this Agreement and the Outsourcing Agreement constitute, and each other Ancillary Agreement to which it is a party will constitute, the valid and binding obligation of Parent and Seller, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Ancillary Agreements will effectively vest in Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Liens other than Permitted Liens.
     4.3 No Conflicts; Consents.
          (a) The execution and delivery of this Agreement by each of Parent and Seller do not, and the execution and delivery of each Ancillary Agreement to which it is a party, the performance by Parent and Seller of its obligations hereunder and thereunder and the consummation by Parent and Seller of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of Parent or Seller, (ii) except as set forth in Section 4.3(a) of the Seller Disclosure Schedule, violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Assigned Contract or other material Contract to which Parent, Seller or any of the Purchased Assets are bound and subject, in each case in any material respect, (iii) violate or conflict with any Law, Authorization or Order applicable to Parent or Seller, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, in each case in any material respect, or (iv) result in the creation of any Liens upon any of the Purchased Assets. Section 4.3(a) of the Seller Disclosure Schedule sets forth all material consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Assigned Contract (collectively, “Consents”).
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to Parent or Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Consents, registrations, declarations, filings and notices as may be required under the HSR Act and the Other Antitrust Laws or the rules of FINRA or the New York Stock Exchange.
     4.4 Taxes.
          (a) All material Tax Returns relating to the Business that were required to have been filed by or with respect to Seller or any affiliated, combined, consolidated, unitary or similar group of which Seller is or was a member (the “Seller Group”) have been duly and timely filed taking into account any extensions validly obtained (or, if due between the date hereof and the Closing Date, will be duly and timely filed. All material Taxes relating to the Business that are owed by Seller or any member of the Seller Group (whether or not shown on any Tax Return) have been paid (or, if due between the date hereof and the Closing Date, will be paid prior to the Closing). Seller has, in all material respects, adequately provided for, in its books of account and related Records, Liability for all unpaid Taxes relating to the Business that are not yet due and payable.
          (b) No Purchased Asset is subject to any Liens with respect to any Taxes (other than Permitted Liens).
          (c) Seller has complied in all material respects with its Tax information reporting obligations with respect to the Seller Correspondents and each customer thereof.
          (d) For the avoidance of doubt, no representation is being made under this Section 4.4 with respect to the tax treatment of the Business for any taxable period (or portion thereof) beginning after the Closing.
     4.5 Compliance with Law. Seller has performed, and is performing, its obligations with respect to the Assigned Contracts in compliance in all material respects with all Applicable Laws. Seller has not received written notice regarding any violation of, conflict with, or failure to perform its obligations with respect to the Assigned Contracts in compliance with, any Applicable Law.
     4.6 Title to Personal Property. Seller has good title to, or a valid lease, license or right to use, the personal properties and assets (“Personal Property”) included in the Purchased Assets. Such Personal Property owned by Seller is held free and clear of any Liens other than Permitted Liens.
     4.7 Absence of Certain Changes or Events. Since June 30, 2009 to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):
          (a) there has not been any Seller Material Adverse Effect;
          (b) Seller has not mortgaged, pledged or subjected to Liens any of the Purchased Assets (other than in connection with hypothecations or stock loans entered in the ordinary course of the Business consistent with past practice) except for Permitted Liens;
          (c) Seller has not entered into, amended, modified, canceled or waived any rights under, any Assigned Contract and no Assigned Contract has been terminated or cancelled;
          (d) Except for the execution of this Agreement and any action specifically contemplated herein, Seller and its Affiliates have not taken any action with respect to the Business outside the ordinary course of business; and
          (e) Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

     4.8 Contracts. Each Assigned Contract is valid, in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. Except as set forth in Section 4.8 of the Seller Disclosure Schedule, (x) Seller has not received any written notice of any default under any Assigned Contract and (y) to the Knowledge of Seller, no event has occurred or circumstance exists (with or without notice or lapse of time or both) that may contravene, conflict with or result in a violation or breach of, or give any Person other than Seller the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Assigned Contract. Section 4.8 of the Seller Disclosure Schedule sets forth all obligations of Seller to repay, refund or otherwise share any revenues under any Assigned Contract or to make any advance, loan or investment in any Seller Correspondent. Except as set forth in Section 4.8 of the Seller Disclosure Schedule, no Assigned Contract provides for any Liability of Seller or a Seller Affiliate outside the ordinary course of business or provides for any incentive or performance payments to be paid following the Closing Date. Seller has provided Buyer with a true, correct and complete copy of each Assigned Contract, and there is no side agreement or other understanding with any Seller Correspondent modifying the terms of such agreements.
     4.9 Litigation. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, there is no material action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), in each case related to the Purchased Assets, (i) pending or, to Seller’s Knowledge, threatened against or affecting Seller or the Purchased Assets, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.
     4.10 Customers.
          (a) Seller has provided to Buyer a list of all correspondents of Seller and provided true, correct and complete copies of all clearing agreements and other customer agreements between Seller and such persons. As of the date hereof, Seller has not received any notice nor has, to the Knowledge of Seller, any reason to believe that any Seller Correspondent has ceased, or will cease, to use the products or services of Seller, or has substantially reduced or will substantially reduce the use of such products or services at any time other than as a result of general market conditions. Seller has provided Buyer with a complete list of all loans, advances or other investments in any Seller Correspondent (including details of the date, amount, nature and principal terms thereof).
          (b) Seller has in its possession or has rights of access to the valid, binding and enforceable documentation necessary to maintain each introducing firm account and to perform brokerage and related services for its customers, in a manner consistent with the activities of such customers and Applicable Law.
          (c) Each transaction effected by Seller in an account on behalf of an introducing firm was performed in a manner not inconsistent with the terms of the customer agreement or other documentation and in accordance with Applicable Law.

     4.11 Broker-Dealer.
          (a) Seller is, and at all times since November 1, 2004 has been, duly and validly registered as a broker-dealer with the SEC. Seller is duly qualified and validly registered as a (i) member of FINRA and (ii) member or member organization of each other SRO of which it is required to be a member. Section 4.11(a) of the Seller Disclosure Schedule sets forth a complete list of each jurisdiction, exchange and SRO in which Seller is duly qualified or registered as a broker-dealer or of which it is a member. Except as set forth on Schedule 4.11(a) of the Seller Disclosure Schedule, Seller is not, and at no time since November 1, 2004 has it been, required to obtain any registration as a broker dealer, member or member organization of a registered clearing agency or other SRO that has not been properly and timely obtained that would have an adverse effect in any material respect.
          (b) Seller has not exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs) and reports filed with FINRA or any Governmental Entity. Seller has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity in connection with the Purchased Assets and Seller has paid all fees and assessments due and payable in connection therewith. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof. Each such registration is in full force and effect on the date hereof. Except for normal examinations conducted by the SEC or an SRO in the regular course of the business of Seller, no SRO has initiated any proceeding or investigation into the business or operations of Seller or any of its employees, agents, brokers or representatives relating to the Purchased Assets. There is no unresolved violation or exception by any SRO with respect to any report or statement relating to any examination of Seller in connection with the Purchased Assets.
          (c) To the Knowledge of Seller, each of Seller’s employees that is required to be registered or licensed as a registered principal, registered representative or a salesperson with the SEC, the securities commission of any state or foreign jurisdiction or any SRO is duly registered or licensed to act in their respective capacities, and all such registrations and licenses are in full force and effect. All federal, state and foreign registration requirements have been complied with in all respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all respects.
          (d) Seller is not subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, any regulatory authority or other Governmental Entity that restricts the conduct of its business related to the Purchased Assets, except any proceeding or investigation that would not have a Seller Material Adverse Effect (each, a “Regulatory Agreement”), nor has Seller or any of its Affiliates, with respect to the Business, been advised in writing or otherwise by any regulatory authority or Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

          (e) Seller (i) has implemented policies and procedures that are reasonably designed to comply with the applicable federal and state securities Laws, including those relating to anti-money laundering, advertising, licensing, sales practices, market conduct, maintenance of net capital, risk assessment and continuing education and the rules of any SRO having jurisdiction (collectively, the “Seller Policies and Procedures”) and (ii) Seller has no Knowledge of any material noncompliance with the Seller Policies and Procedures.
          (f) None of the activities of Seller requires it to be registered as an exchange or transfer agent, a government securities dealer, a commodity trading advisor or commodity pool operator.
          (g) To the Knowledge of Seller, no Transferred Employee is or has been (as applicable):
               (i) subject to a statutory disqualification specified in Section 3(a)(39) of the Exchange Act, Sections 203(e) or (f) of the Investment Advisers Act of 1940, as amended, from time to time (the “Investment Advisers Act”), or any substantially equivalent foreign Law (i) expulsion or suspension from membership, (ii) bar or suspension from association, (iii) denial of trading privileges, (iv) order denying, suspending, or revoking registration or barring or suspending association or (v) finding with respect to causing any such effective foreign suspension, expulsion or order;
               (ii) convicted of any foreign offense, enjoined from any foreign act, conduct or practice, or found to have committed any foreign act substantially equivalent to any of those listed in Sections 15(b)(4)(B), (C), (D) or (E) of the Exchange Act; and
               (iii) found to have made or caused to be made any false foreign statement or omission substantially equivalent to any of those listed in Section 3(a)(39)(E) of the Exchange Act.
          (h) Seller has made available to Buyer true, correct and complete copies of each form of retirement plan or account, including individual retirement accounts under Section 408 or 408A of the Code, education retirement accounts under Section 530 of the Code, custodial account agreements under Section 403(b) of the Code, simplified employee pension plans under Section 408(k) of the Code or plans intended to be qualified under Section 401(a) of the Code and forms of other related agreements or materials currently provided to or made available to customers (collectively, the “Plans”) that is an Assigned Contract with respect to which Seller act as a custodian, trustee and/or prototype sponsor. Seller has not entered into any transaction with regard to such Plans, or any other retirement account or plan for which Seller provides services, that could result in a non-exempt transaction prohibited under Section 406 of ERISA or on which an excise tax would be payable under Section 4975 of the Code which in either case would reasonably be expected to result in a material adverse effect.
          (i) Seller does not serve and has never served as a custodian, trustee and/or prototype sponsor for any retirement plan or account, including individual retirement accounts under Section 408 or 408A of the Code, simplified employee pension plans under Section 408(k) of the Code, education retirement accounts under Section 530 of the Code, custodial account agreements under Section 403(b) of the Code or plans intended to be qualified under Section 401(a) of the Code.
          (j) Except as would not reasonably be expected to result in a Seller Material Adverse Effect, with respect to each Assigned Contract that is a retirement account or plan (including individual retirement accounts, 403(b) custodial agreements, simplified employee pension plans under Section 408(k) of the Code and plans intended to be qualified under Section 401(a) of the Code) as to which Seller acts as a custodian, trustee and/or prototype sponsor, the form of such retirement accounts and plans and the conduct of Seller and its Affiliates with respect to such retirement accounts and plans have been and are in compliance with all Laws, including ERISA and the Code, to the extent applicable, and Seller has not incurred and is not reasonably expected to incur any liability under either ERISA or the Code relating to such retirement accounts or with respect to any other retirement account or plan for which Seller provides services which would reasonably be expected to result in a Seller Material Adverse Effect.
          (k) Except as disclosed in writing to Buyer, to the extent applicable, Seller and its Affiliates have obtained a favorable opinion letter from the IRS on changes to the Code and Treasury regulations, including those made by the Economic Growth and Tax Relief Reconciliation Act of 2001 (or filed by applicable deadlines imposed by the IRS and are awaiting receipt of such opinion letter) and all prior legislation with respect to each Assigned Contract that is a retirement account described in subsection (k) above for which Seller or any of its Affiliates serve as a prototype sponsor. No event has occurred that would be reasonably likely to negatively impact reliance on such opinion letter.
          (l) There are no investigations by any Governmental Entity or other claims, suits or proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates with respect to any retirement account or plan (including individual retirement accounts, 403(b) custodial agreements, simplified employee pension plans under Section 408(k) of the Code and plans intended to be qualified under Section 401(a) of the Code) as to which Seller provides services and/or which is an Assigned Contract with respect to which Seller or its Affiliates act as a custodian, trustee and/or prototype sponsor which would reasonably be expected to result in a material adverse effect.
     4.12 Investment Representations.
          (a) Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Seller is purchasing the Shares for its own account, for investment purposes only and has no current arrangements or understandings for the resale or distribution to others in contravention of Applicable Law and will only resell such Shares or any part thereof pursuant to a registration or an available exemption under Applicable Law. Seller acknowledges that the offer and sale of the Shares have not been registered under the Securities Act or the securities Laws of any state or other jurisdiction, and that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available. Seller understands and agrees that the Shares will bear appropriate legends that may be required by Applicable Law.
          (b) Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Shares.
          (c) Seller acknowledges that the Shares must be held pursuant to the provisions of the Stockholder’s and Registration Rights Agreement.
          (d) Seller understands that the sale of the Shares has not been registered under the Securities Act in reliance upon an exemption therefrom. Seller was not offered or sold the Shares, directly or indirectly, by means of any form of general solicitation or general advertisement, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or (ii) any seminar or other meeting whose attendees had been invited by general solicitation or general advertising.
     4.13 Sufficiency of Purchased Assets.
          (a) To the extent services are to be provided by Seller pursuant to the Outsourcing Agreement, such services are consistent in all material respects with the services provided by Seller with respect to the Purchased Assets prior to the Closing.
          (b) As of the Closing, the underlying positions and balances to be transferred to Buyer at the Closing reflect the underlying positions and balances of the Assigned Contracts immediately prior to the Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PW AND BUYER
     PW and Buyer, jointly and severally, represents and warrants to Parent and Seller that each statement contained in this Article V is true and correct as of the date hereof, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Buyer to Parent and Seller (the “Buyer Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Buyer Disclosure Schedule, it being acknowledged and agreed by Parent and Seller that any matter set forth in any section or subsection of the Buyer Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Buyer Disclosure Schedule to which such matter could reasonably be expected to be relevant, but shall expressly not be deemed to constitute an admission by PW or Buyer, or otherwise imply, that any such matter rises to the level of a PW Material Adverse Effect or is otherwise material for purposes of this Agreement or the Buyer Disclosure Schedule.
     5.1 Organization and Good Standing. Each of PW and Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

     5.2 Authority and Enforceability. Each of PW and Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PW and Buyer. Each of PW and Buyer has duly executed and delivered this Agreement and the Outsourcing Agreement and will duly execute and deliver each other Ancillary Agreement to which it is a party. Assuming due authorization, execution and delivery by Parent and Seller, as applicable, this Agreement and the Outsourcing Agreement constitute, and each other Ancillary Agreement to which it is a party will constitute, the valid and binding obligations of PW and Buyer, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
     5.3 Issuance of Shares. When issued in compliance with the provisions of this Agreement and the Charter Documents of PW, the Shares will be (i) validly issued, fully paid and nonassessable, (ii) assuming the accuracy of the representations and warranties of Seller (or an Affiliate of Seller if such Shares are issued in the name of such Affiliate pursuant to Section 3.3(a)) in Section 4.12, issued in compliance with applicable federal and state securities Laws, and (iii) except as set forth in the Stockholder’s and Registration Rights Agreement and under applicable federal and state securities Laws, will be free of any restriction on transfer.
     5.4 No Conflicts; Consents.
          (a) The execution and delivery of this Agreement by PW and Buyer do not, and the execution and delivery of the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of PW or Buyer, (ii) violate any Contract to which PW or Buyer is a party, (iii) to the Knowledge of Buyer, violate any Law of any Governmental Entity applicable to PW or Buyer on the date hereof, or (iv) to the Knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by PW or Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of PW or Buyer to perform its obligations under this Agreement or the Ancillary Agreements.
          (b) Except as disclosed on Section 5.4(b) of the Buyer Disclosure Schedule, no Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by PW or Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and the Other Antitrust Laws or the rules of FINRA or the New York Stock Exchange, or (ii) the failure to obtain which would not reasonably be expected to materially impair the ability of PW or Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

     5.5 Litigation. There is no Action pending or, to the Knowledge of PW and Buyer, threatened against, PW or Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) except as disclosed on Section 5.5 of the Buyer Disclosure Schedule, would reasonably be expected to have a PW Material Adverse Effect.
     5.6 Financial Statements; No PW Material Adverse Effect.
          (a) The PW Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Buyer and its subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other Liabilities, direct or contingent, of PW and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness, in each case to the extent required by GAAP.
          (b) The unaudited consolidated and consolidating balance sheet of PW and its Subsidiaries dated June 30, 2009, and the related consolidated and consolidating statements of in-come or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of PW and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          (c) Since the date of the PW Financial Statements, there has not been any PW Material Adverse Effect.
          (d) To the Knowledge of PW, no Internal Control Event exists or has occurred since the date of the PW Financial Statements that has resulted in or would reasonably be expected to result in a misstatement in any material respect, of the assets, Liabilities, financial condition or results of operations of Buyer and its Subsidiaries on a consolidated basis.
     5.7 No Default. Neither PW nor any Subsidiary thereof is in default under or with respect to any contractual obligation that would, either individually or in the aggregate, reasonably be expected to have a PW Material Adverse Effect.
     5.8 Insurance. A list of the material policies of insurance held as of the date hereof by PW covering the properties and errors and omissions of PW and its Subsidiaries are set forth in Section 5.8 of the Buyer Disclosure Schedule.
     5.9 Taxes. Except for those failures as would not, individually or in the aggregate, result in a PW Material Adverse Effect:
          (a) each of PW and its Subsidiaries has prepared and timely filed with the appropriate governmental agencies all Tax Returns required to be filed by it, and each such Tax Return is complete and correct in all respects;

          (b) each of PW and its Subsidiaries has timely paid all Taxes due and payable by it (whether or not shown on any Tax Return), including as a withholding agent, and has made adequate accruals in accordance with GAAP for all Taxes that are not yet due and payable;
          (c) neither PW nor any of its Subsidiaries is presently under examination or audit by any Taxing Authority, neither PW nor any of its Subsidiaries has received written notice of any pending or threatened examination or audit by any Taxing Authority, and no issue previously raised in writing by any such Taxing Authority reasonably would be expected to result in a proposed deficiency, assessment, or other claim for any prior or subsequent period (including periods subsequent to the date hereof);
          (d) neither PW nor any of its Subsidiaries is liable for the Taxes of any other Person, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor, by contract or otherwise;
          (e) neither PW nor any of its Subsidiaries will be required to include any item of income in taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any prepaid income, open transactions or adjustments pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. law) received or occurring prior to the Closing Date; and
          (f) neither PW nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4.
     5.10 Capitalization.
          (a) The authorized capital of PW consists of 100,000,000 shares of common stock. PW has previously delivered or made available to Parent a true and complete copy of the currently effective Certificate of Incorporation dated May 16, 2006 with the rights, restrictions, privileges and preferences of the PW Common Stock.
          (b) As of September 30, 2009, (i) 25,428,798 shares of PW’s common stock (the “PW Common Stock”) are issued and outstanding, (ii) 945,706 shares of PW Common Stock are reserved for issuance pursuant to Buyer options issued and outstanding, (iii) a maximum of 19.99% of PW Common Stock are (subject to stockholder approval) reserved for issuance upon conversion of convertible notes or bonds and (iv) 3,448,568 shares of PW Common Stock are held in the treasury of PW. All of the issued and outstanding shares of PW Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.
          (c) None of the issued and outstanding shares of PW Common Stock was or, upon issuance in connection with the exercise of PW options or conversion of notes, bonds or preferred stock, will be, issued in violation of any preemptive rights. Except for PW options and the convertible notes and as set forth herein, as of the date hereof there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the PW Common Stock or obligating PW to issue or sell any PW Common Stock, or any other interest in, PW. As of the date hereof there are no outstanding contractual obligations of PW to repurchase, redeem or otherwise acquire any PW Common Stock. The PW Common

Stock described in Section (a) above constitute all of the issued and outstanding capital stock of PW. To Buyer’s Knowledge, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the issued and outstanding PW Common Stock.
     5.11 Disclosure. As of their respective dates of filing, PW’s SEC Filings did not contain, and each such filing, as amended or supplemented, if applicable, will not contain as of the date of such amendment or supplement any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.
     5.12 Compliance with Laws. PW and each of its Subsidiaries is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a PW Material Adverse Effect.
     5.13 Leverage Calculation Under Credit Agreement Amendment. The calculation of compliance with the Consolidated Leverage Ratio in section 7.16(c) of PW’s Amended and Restated Credit Agreement dated as of May 1, 2009 (as amended, the “Credit Agreement”) for the second quarter of 2009 and on a pro forma projected basis for the first and second quarter of 2010, provided by PW to Parent prior to the date of this Agreement, was prepared in a manner consistent with the requirements of Section 7.16(c) of the Credit Agreement and the manner in which PW has previously calculated compliance with such covenant. PW intends to adopt the same methodology for calculating the compliance by PW with Section 7.16(c) (as amended by the Third Amendment to Amended and Restated Credit Agreement dated on or about November 2, 2009 (the “Third Amendment”)) upon Closing, as required by the Third Amendment.
ARTICLE VI
COVENANTS OF PARENT AND SELLER
     6.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Buyer, Seller shall:
          (a) (i) maintain its corporate existence, (ii) pay or perform the Liabilities of the Purchased Assets when due, and (iii) carry on the Purchased Assets in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement (including, without limitation, performance under the Assigned Contracts) and in compliance with all Laws, Business Authorizations and Assigned Contracts;
          (b) use its commercially reasonable efforts consistent with past practices and policies to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having dealings with the business relating to the Purchased Assets; provided that Seller is not authorized to, and shall not, make any commitments on behalf of Buyer;

          (c) use its commercially reasonable efforts to maintain the assets, properties and rights included in the Purchased Assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;
          (d) maintain the Books and Records in accordance with past practice, and use its commercially reasonable efforts to maintain in full force and effect all Business Authorizations and Seller Policies and Procedures;
          (e) promptly notify Buyer of any event or occurrence not in the ordinary course of the Business, including, without limitation, any material default under any Assigned Contract to the extent not inconsistent with applicable antitrust or competition laws; and
          (f) use its commercially reasonable efforts to (i) conduct the Business in such a manner that on the Closing Date the representations and warranties of Parent and Seller contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and (ii) cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied as soon as practicable following the date hereof.
     6.2 Negative Covenants. Except as expressly provided in this Agreement and to the extent not inconsistent with applicable antitrust or competition laws and during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller shall not do any of the following, in each case with respect to the Business, without the prior written consent of Buyer:
          (a) sell, lease, transfer or assign any of the Purchased Assets;
          (b) cancel any debts or waive any claims or rights with respect to any of the Purchased Assets that, individually, have a value in excess of $50,000 or, in the aggregate, have a value in excess of $100,000;
          (c) mortgage, pledge or subject to consensual Liens any of the Purchased Assets;
          (d) other than in the ordinary course of the business consistent with past practice, amend, modify, cancel or waive any rights under any Contract which is an Assigned Contract;
          (e) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business; or
          (f) agree, whether in writing or otherwise, to do any of the foregoing.
     6.3 Access to Information; Investigation. Subject to the terms of the Confidentiality Agreement by and between Buyer and Seller dated July 29, 2009 (the “Confidentiality Agreement”), Seller shall, and shall cause its Affiliates to, upon reasonable notice during normal business hours during the period prior to and after the Closing, afford to Buyer and its accountants, counsel and other representatives (“Representatives”) reasonable access to all of the personnel, properties, Contracts and Books and Records (including work papers, whether prepared by employees, consultants or independent auditors) of Seller, shall furnish promptly to Buyer any information concerning Seller as Buyer may reasonably request and shall assist Buyer in communicating with Persons having business relationships, agreements and arrangements with Seller regarding the transactions contemplated by this Agreement, including the auditors, consultants and other financial and legal advisors of Seller; provided that such access does not disrupt the normal operations of Seller or result in any violation of applicable antitrust Law.
     6.4 Confidentiality. Except as provided in Section 7.2 herein, from and after the Closing Date, Seller will, and will cause its Affiliates to, hold, and will use its commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Seller can show that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or their respective Representatives, (b) is lawfully acquired by Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is in connection with any regulatory investigation or proceeding. If Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is legally required to be disclosed; provided that Seller shall exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Seller shall enforce for the benefit of Buyer all confidentiality, assignment of inventions, non-competition, non-solicitation and similar agreements between Seller and any other party relating to the Purchased Assets that are not Assigned Contracts.
     6.5 Release of Liens. On or prior to the Closing Date, Seller shall cause to be released all Liens in and upon any of the Purchased Assets (all of such Liens are set forth in the Seller Disclosure Schedule) other than Permitted Liens.
     6.6 Consents. Seller shall use reasonable best efforts to obtain all Consents that are required under the Assigned Contracts in connection with the consummation of the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, Buyer thereunder; provided that no Assigned Contract shall be amended, no right thereunder shall be waived and no payments need be made to obtain any such Consent. All of such Consents are set forth in the Section 4.3(a) of the Seller Disclosure Schedule.
     6.7 Notification of Certain Matters. Seller shall give prompt notice to Buyer of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, a Seller Material Adverse Effect, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (c) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, or (d) the commencement of any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9; provided, however, (i) the delivery of any notice pursuant to this

Section 6.7 shall not limit or otherwise affect any remedies available to Buyer, and (ii) disclosure by Parent and Seller shall not be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.
     6.8 Restrictive Covenant.
          (a) Parent covenants that for a period beginning on the Closing Date and ending on the date that is two (2) years after the date of any termination of the Outsourcing Agreement following the Closing, Parent shall not, and it shall cause its Affiliates not to, directly or indirectly, disparage Buyer or its Affiliates to any employee of Buyer, Parent or their respective Affiliates or any customer or client or prospective customer or client of Buyer, Parent or their respective Affiliates, or encourage any customer or client or prospective customer or client not to continue to retain the services of Buyer or its Affiliates.
          (b) PW covenants that for a period beginning on the Closing Date and ending on the date that is two (2) years after the date of any termination of the Outsourcing Agreement following the Closing, PW shall not, and it shall cause its Affiliates not to, directly or indirectly, disparage Parent or its Affiliates to any employee of PW, Parent or their respective Affiliates or any customer or client or prospective customer or client of PW, Parent or their respective Affiliates, or encourage any customer or client or prospective customer or client not to continue to retain the services of Parent or its Affiliates.
     6.9 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.1, Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with or provide any nonpublic information to any Person (other than Buyer) relating to any sale of assets of Seller, any business combination transaction involving Seller or the merger or consolidation of Seller.
ARTICLE VII
COVENANTS OF THE PARTIES
     7.1 Regulatory Approvals.
          (a) Buyer and Seller shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, if necessary, Buyer and Seller shall, as promptly as practicable after any party hereto determines that such filing shall be made, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Entity, any other filings (or where appropriate, draft submissions), reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of Seller and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. Buyer and Seller shall each be responsible for one half of all filing and other similar fees payable in connection with filings under the HSR Act. Buyer and Seller shall bear all other filing fees and local counsel fees related to Other Antitrust Laws at their own expense.
          (b) Each of Buyer and Seller shall use its reasonable best efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement. Each of Buyer and Seller shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request.
          (c) Buyer and Seller shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and Other Antitrust Laws at the earliest practicable dates. Such reasonable best efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of any Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.
     7.2 Public Announcements. None of the parties hereto shall, and Parent will cause its Affiliates not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the approval of the other parties; provided, however, that any party may, without such approval, make disclosures in filings with the SEC, press releases or other public announcement as it believes are required pursuant to applicable securities Laws and any listing agreement with any national securities exchange or stock market; provided, further, that each of the parties will cooperate with and shall allow the other parties reasonable time to comment on any disclosure, release or announcement in advance of such filing with the SEC or issuance irrespective of whether approval is required with respect to such release or announcement and each of the parties may make internal announcements to their respective employees that are consistent with the parties’ proposed or issued public disclosures regarding the transactions contemplated by this Agreement.
     7.3 Customer Communications. Immediately after the date of this Agreement, Seller and Buyer shall jointly prepare, and Seller shall promptly deliver, to each Seller Correspondent, a communication regarding the acquisition of the Purchased Assets by Buyer in accordance with the terms of this Agreement and the consequences of such transaction to such Seller Correspondent. Seller and Buyer shall cooperate, as and when Buyer may reasonably request, in Buyer’s initial contact and subsequent correspondence with each such Seller Correspondent. Except as may be otherwise required by Applicable Law, prior to the Closing, neither Seller nor Buyer shall, and shall permit any agent or Affiliate to, send any communication to any Seller

Correspondent regarding this Agreement or the transactions contemplated hereby without the mutual consent of Buyer and Seller, not to be unreasonably withheld.
     7.4 Employees.
          (a) Seller represents and warrants that it has provided Buyer with a list (including title, position and location) of all Business Employees engaged in correspondent relationship management, clearing sales, risk management, compliance and legal, together with details of their base and incentive compensation and benefits. Promptly following the execution of this Agreement, Seller shall provide reasonable access to Buyer to the facilities and the personnel Records of Seller for the purpose of preparing for and conducting employment interviews with certain Business Employees engaged in correspondent relationship management, clearing sales, risk management, compliance and legal except those listed on Schedule 7.4(a). Buyer shall not be obligated to offer employment to any such Business Employee.
          (b) Buyer may offer employment to any such Business Employee on such terms and conditions as it deems appropriate in its sole discretion, such employment to be contingent upon and effective immediately following the Closing (it being agreed that Seller may also offer to continue the employment of any such Business Employees). The Business Employees who accept Buyer’s offer of employment and commence employment with Buyer shall be referred to, collectively, as “Transferred Employees.” Seller shall terminate the employment of all Transferred Employees with Seller effective immediately prior to the Closing.
          (c) Any and all Liabilities relating to or arising out of the employment, or cessation of employment, of any Business Employee (whether or not a Transferred Employee) on or prior to the close of business on the Closing Date shall be the sole responsibility of Seller, including wages and other remuneration due through the close of business on the Closing Date.
          (d) From and after the Closing Date, Buyer shall offer to Transferred Employees such Benefit Plans and arrangements as it deems appropriate in its sole discretion. Buyer shall not assume any Liability under any of the Seller Benefit Plans.
          (e) All Transferred Employees who are participants in a Seller Benefit Plan that is an employee pension benefit plan shall retain their accrued benefits under such plans as of the Closing Date, and Seller and/or Seller Benefit Plans shall retain Liability for the payment of benefits as and when such Transferred Employees become eligible therefor under such plans. All Transferred Employees shall become fully vested in their accrued benefits under Seller’s pension benefit plans as of the Closing Date.
          (f) Seller shall be liable for any severance, separation, deferred compensation or similar benefits that are payable under Seller Benefit Plans or Applicable Law (i) to any Person who is or was an employee of Seller and who is not a Transferred Employee, including any Person whose employment with the Business was terminated prior to the Closing (“Seller Employees”), and (ii) to Transferred Employees, to the extent that such Transferred Employee’s right to severance, separation, deferred compensation or similar benefits arises as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (g) Seller shall be liable for the administration and payment of all workers’ compensation Liabilities and benefits with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing, and (ii) Seller Employees. Buyer shall be liable for the administration and payment of all workers’ compensation Liabilities and benefits with respect to Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Closing Date.
          (h) Seller shall be liable for the administration and payment of all health and welfare Liabilities and benefits under the Seller Benefit Plans with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing, and (ii) Seller Employees. Buyer shall be liable for the administration and payment of all health and welfare Liabilities and benefits under Buyer’s Benefit Plans with respect to Transferred Employees participating therein to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Closing Date.
          (i) Seller shall retain and perform all Liabilities and maintain all insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to Seller Employees and their covered dependents; provided that Buyer shall perform all of its obligations under COBRA with respect to Transferred Employees that become covered by any group health insurance plan of Buyer.
          (j) Except as expressly set forth in this Section 7.4 with respect to Transferred Employees, Buyer shall have no obligation with respect to any Business Employee or any other employee of Seller.
          (k) Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 7.4. Nothing in this Agreement shall limit the right of Buyer to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or employment in any manner.
          (l) Effective as of the Closing Date, Buyer or its designated Affiliate shall use commercially reasonable efforts to cause each Transferred Employee who was covered under the Seller Benefit Plans immediately prior to such date to be covered under employee benefit plans, programs and arrangements maintained or established by Buyer (the “Buyer Plans”). Buyer shall use commercially reasonable efforts to recognize service under the Seller Benefit Plans (and prior service with Sellers’ predecessors and Affiliates to the extent such prior service is recognized under the Seller Benefit Plans) for eligibility and vesting purposes, but not benefit accrual purposes, under the Buyer Plans.
          (m) Effective as of the Closing Date, each Transferred Employee shall cease to be covered by the Seller Benefit Plans. Sellers shall retain responsibility for all claims for welfare benefits incurred by Transferred Employees prior to the Closing Date. For purposes of this subsection, a claim shall be deemed to have been incurred on the date the medical, dental or vision service giving rise to the claim is performed. With respect to the Transferred Employees, effective as of the Closing Date, Buyer shall use commercially reasonable efforts to cause all applicable Buyer Plans that provide medical or dental coverage, life and accident insurance, and disability or similar coverage (collectively, the “Buyer Welfare Plans”) to waive pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or similar provisions to the extent such exclusions, requirements and provisions were waived or satisfied under the applicable Seller Benefit Plan as of the Closing Date. In addition, Buyer shall use commercially reasonable efforts to cause the applicable Buyer Welfare Plans to credit Buyer Employees with amounts credited by Seller under Seller’s health and dental plans toward the satisfaction of annual deductible and out-of-pocket maximums under such Buyer health and dental plans during the calendar year which includes the Closing Date, provided that the use of commercially reasonable efforts shall not require the payment of any additional fees under the Buyer Welfare Plans.
     7.5 Taxes.
          (a) Seller and Buyer shall each bear 50% of all sales, use, recording, stock transfer, documentary, real estate and other similar transfer Taxes imposed by federal, state or local law, if any, resulting from the sale of the Purchased Assets in accordance herewith, whether imposed by Law on Seller or Buyer (each a “Transfer Tax”), including any additional Transfer Tax resulting from a later adjustment or challenge. Seller and Buyer shall, and shall cause their respective Affiliates, to promptly notify the other party with respect to any determination of a Transfer Tax and to cooperate in the determination of any Transfer Tax and the preparation of any Tax Return for Transfer Taxes. If Seller and Buyer are unable to resolve any disagreement regarding a determination of a Transfer Tax within thirty (30) days of a party’s notification of its determination, such dispute shall be resolved by an Independent Expert in the manner provided in Section 2.6(l). Within five (5) Business Days after the filing of a Tax Return for Transfer Taxes reflecting a final resolution with respect to a Transfer Tax determined pursuant to the procedures above, the non-filing party shall pay the filing party an amount of cash equal to 50% of the Transfer Tax shown on the Tax Return.
          (b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

          (c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, the prosecution or defense of any Action relating to any Tax or other Tax matters related to this Agreement. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.
     7.6 Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.
     7.7 Discharge of Business Obligations After Closing.
          (a) From and after the Closing, Seller shall pay and discharge on a timely basis all of the Excluded Liabilities.
          (b) From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any Excluded Asset, Buyer shall remit any such funds to Seller within five Business Days after its receipt thereof.
     7.8 Access to Books and Records. Each of Seller and Buyer shall preserve until the tenth anniversary of the Closing Date all Records (other than Tax records, Tax Returns and any other Tax related work papers) possessed or to be possessed by such party relating to any of the assets, Liabilities or the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the Books and Records (other than Tax records, Tax Returns and any other Tax related work papers) of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such Books and Records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Subject to the requirements of Applicable Law, such Records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy Records, specifying with particularity the contents of the Records to be destroyed. Such Records may then be destroyed after the 90th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the Records shall deliver such Records to the objecting party at the objecting party’s cost.

     7.9 Financing. PW and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain financing (“Third Party Financing”) the proceeds of which are at least $50 million which proceeds will be used by PW and Buyer to finance the operations of the Purchased Assets (“Working Capital Funding”) as promptly as reasonably practicable, including (i) using commercially reasonable efforts to negotiate and enter into definitive agreements with respect thereto, (ii) satisfy on a timely basis all conditions relating thereto and (iii) consummate such financing at or prior to Closing; provided, however, that Buyer shall be under no obligation to consummate any financing arrangement that is not satisfactory to PW. PW and Buyer shall inform Parent and Seller of all material developments with respect to such efforts to obtain Third Party Financing on a timely basis, including the provision of term sheets and proposals of material terms, to the extent permitted. No later than four (4) Business Days prior to the Closing Date and provided all conditions to Closing have been satisfied and/or waived, in the event PW and Buyer have been unable to obtain Third Party Financing to provide the Working Capital Funding under satisfactory financing arrangements as determined by PW in good faith, PW shall notify Seller of its desire to borrow from Parent up to $50 million pursuant to the Backstop Note (the “Backstop Note Notice”) to be used to provide Working Capital Funding in lieu of Third Party Financing; and the Backstop Note Notice shall state the amount of funds to be borrowed and a certification by the Chief Executive Officer and Chief Financial Officer of PW to the effect that PW and Buyer have been unable to secure Third Party Financing under financing arrangements satisfactory to PW.
     7.10 Cooperation with Preparation of PW Audited Financials. Seller shall, and shall cause its Affiliates to, cooperate with PW to the extent necessary with respect to the preparation of financial statements required pursuant to applicable securities Laws with respect to the Purchased Assets or in connection with the purchase of the Purchased Assets.
     7.11 Further Assurances. Buyer and Seller shall, and Seller shall cause its Affiliates to, execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective commercially reasonable efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and (b) obtain in a timely manner all Consents and Authorizations and effect all necessary registrations and filings. From time to time after the Closing, at Buyer’s request, Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.
     7.12 Payment of Termination Fees. If at anytime prior to the date occurring on the last date of the applicable period during which adjustments may be made pursuant to Section 2.6 hereof with respect to a particular Assigned Contract, (i) Buyer gives or receives a notice to terminate an Assigned Contract under circumstances which require the payment by a Seller Correspondent of a Termination Fee, (x) Buyer shall promptly notify Seller in writing of such facts and circumstances, and (y) use commercially reasonable efforts to obtain payment of, or cooperate with Seller to facilitate payment of, such Termination Fee from the Seller Correspondent, provided that the use of commercially reasonable efforts shall not require the payment of any funds in connection therewith; and (ii) if Buyer receives payment of any such Termination Fee, (regardless of when received), Buyer shall thereafter promptly remit to Seller 50% of the Termination Fee received.
     7.13 Vendor Contracts. To the extent that the rights or benefits of any Contract with a vendor of Seller listed in Schedule 7.13 hereof is required for Seller or Buyer to perform services under any Assigned Contract, Excluded Contract or Restricted Contract, Buyer and Seller shall cooperate with each other in a commercially reasonable arrangement to provide the other party the rights and benefits of such vendor Contract necessary to perform such services under an Assigned Contract, Excluded Contract or Restricted Contract to the extent permitted under such vendor Contract.
ARTICLE VIII
CONDITIONS TO CLOSING
     8.1 Conditions to Obligations of the Parties. The obligations of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated and all other Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.
          (b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.
     8.2 Conditions to Obligation of PW and Buyer. The obligation of PW and Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:
          (a) The representations and warranties of Parent and Seller that are qualified by materiality or Seller Material Adverse Effect shall be true and correct when made and as of the Closing as if made at and as of the Closing and each such representation and warranty that is not so qualified shall be true and correct in all material respects when made and as of the Closing as if made at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

          (b) Seller and Parent shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.
          (c) Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller and Parent by the President of Parent and Seller to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Seller Closing Certificate”).
          (d) There shall have been no Seller Material Adverse Effect.
          (e) No Action shall be pending before any court, other Governmental Entity or Binding Arbitrator wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation. No such Order shall be in effect.
          (f) Seller shall have assigned to Buyer the Assigned Contracts accounting for at least 80% of the Net Revenues attributable to the Assigned Contracts set forth on the Closing Assigned Contracts Schedule (provided that any Net Revenue attributable to an Assigned Contract which has been terminated or for which a notice of termination has been delivered to Seller shall be excluded from the numerator (but not the denominator) in such calculation).
          (g) Buyer shall have received any Authorizations as may be required by FINRA and the New York Stock Exchange.
          (h) Seller shall have delivered to Buyer all agreements and other documents required to be delivered by Parent and Seller to Buyer pursuant to Section 3.2 of this Agreement.
          (i) Buyer shall have received a certificate of the Secretary of Parent and Seller dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Parent and Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of Parent and Seller executing this Agreement and/or the Ancillary Agreements, and a certification by another officer as to the incumbency and signature of the Secretary of Parent and Seller.
          (j) Buyer shall have received evidence in form and substance satisfactory to Buyer that all Liens on the Purchased Assets, other than Permitted Liens, shall have been released.
          (k) Buyer shall have received the Closing Assigned Contracts Schedule with such modifications as permitted pursuant to Section 2.9.
          (l) If PW elects to obtain capital pursuant to the Backstop Note in accordance with Section 7.9, PW shall have received from Seller pursuant to the Backstop Note the amount set forth in the Backstop Note Notice.

          (m) Seller shall have transferred to Buyer all balances and positions associated with any Assigned Contract as described in Section 2.1(c) pursuant to the terms of the Conversion Agreement.
     8.3 Conditions to Obligation of Parent and Seller. The obligation of Parent and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:
          (a) The representations and warranties of PW and Buyer that are qualified by materiality or PW Material Adverse Effect, shall be correct when made and as of the Closing as if made at and as of the Closing and each such representation and warranty that is not so qualified shall be true and correct in all material respects when made and as of the Closing as if made at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
          (b) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
          (c) Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer by the President of Buyer to the effect that the conditions set forth in Section 8.3(a) and 8.3(b) have been satisfied (the “Buyer Closing Certificate”).
          (d) No Action shall be pending before any court, other Governmental Entity or a Binding Arbitrator wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following consummation. No such Order shall be in effect.
          (e) Buyer shall have delivered to Seller all agreements and other documents required to be delivered by Buyer to Seller pursuant to Section 3.3 of this Agreement.
          (f) Seller shall have received a certificate of the Secretary of Buyer dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of Buyer executing this Agreement and the Ancillary Agreements to which it is a party, and a certification by another officer of Buyer as to the incumbency and signature of the Secretary of Buyer.

ARTICLE IX
TERMINATION
     9.1 Termination.
          (a) This Agreement may be terminated at any time prior to the Closing:
               (i) by mutual written consent of Buyer and Seller;
               (ii) by Buyer or Seller if:
                    (A) the Closing does not occur on or before March 31, 2010; provided that, if satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than the condition set forth in Section 8.2(g) and those conditions that by their nature will be satisfied at the Closing) has occurred, such date shall be extended to the date six (6) months after the date of filing of the application required under FINRA Rule 1017 with respect to the transactions contemplated herein, provided that such application is pending at such time; provided further that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or
                    (B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;
               (iii) by Buyer if:
                    (A) any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or
                    (B) there has been a breach by Parent or Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of Parent or Seller shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Seller by Buyer; or
                    (C) if PW elects to obtain capital pursuant to the Backstop Note in accordance with Section 7.9, Seller has failed to deliver to Buyer the amount set forth in the Backstop Note Notice pursuant to the Backstop Note; or
               (iv) by Seller if:
                    (A) any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or
                    (B) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Buyer by Seller.
          (b) The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto.
     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, the provisions of Section 7.2 (Public Announcements) and Section 9.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
     9.3 Remedies. Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.
ARTICLE X
INDEMNIFICATION
     10.1 Survival.
          (a) Except as set forth in Section 10.1(b), all representations and warranties contained in this Agreement, and any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of two (2) years.
          (b) The representations and warranties of Parent and Seller contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and the representations and warranties of Buyer contained in Sections 5.1 (Organization and Good Standing) and 5.2 (Authority and Enforceability) and claims based on fraudulent misrepresentation shall survive the Closing indefinitely. The representations and warranties of Parent and Seller contained in Sections 4.4 (Taxes) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).
          (c) The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing in accordance with their terms. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing indefinitely.
          (d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 10.2 or 10.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.
     10.2 Indemnification by Parent and Seller.
          (a) Parent and Seller shall, jointly and severally, indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:
               (i) any breach of or any inaccuracy in any representation or warranty of Parent or Seller contained in any Schedule, certificate or other document delivered pursuant to this Agreement or any breach of or any inaccuracy in any representation or warranty of Parent or Seller contained in Article IV made as of the date hereof and as though restated on and as of the Closing Date, as may be qualified by the Schedules thereto and;
               (ii) any breach of or failure by Parent or Seller to perform any agreement, covenant or obligation of Parent or Seller contained in this Agreement or any document delivered by Parent or Seller to Buyer at the Closing;
               (iii) any Liability in any way related to, or arising out of or in connection with, any Subsidiary of Parent or Seller and/or the dissolution thereof;
               (iv) any Excluded Liability, regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Liability;
               (v) any fees, expenses or other payments incurred or owed by Parent or Seller to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and
               (vi) fraudulent transfer Laws or the failure to comply with any bulk sales Laws and similar Laws.
          (b) Parent and Seller shall not be liable for any Loss or Losses pursuant to Section 10.2(a)(i) (“Buyer Warranty Losses”) (i) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds $[****], in which event Seller shall be liable for all Buyer Warranty Losses from the first dollar, and (ii) to the extent that Buyer Warranty Losses exceed $[****]in the aggregate; provided, however, that the foregoing clauses (i) and (ii) shall not apply to any Loss or Losses resulting from, arising out of or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to, any Excluded Liabilities; provided, further, nothing contained in this Section 10.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.
          (c) Parent and Seller hereby expressly acknowledge and agree that (i) in the case that Buyer is required to make an out-of-pocket cash payment with respect to any Buyer Warranty Losses (a “Cash Payment”), Buyer shall have the right to receive payment of any and all amounts owed to any Buyer Indemnity pursuant to this Article X (or any portion thereof) in cash from Parent or (ii) in the case that Buyer is not required to make a Cash Payment, Buyer shall have the right to be fully and completely offset against and recoup from any and all amounts owed to any Buyer Indemnity pursuant to this Article X (or any portion thereof); provided, however, that any such offset or recoupment shall be made by reducing the principal amount of the Note due to Seller; provided, further, that notwithstanding the foregoing, if such Buyer Warranty Losses exceed the principal amount of the Note, Buyer shall have the right to receive payment of the amount of such excess in cash.
     10.3 Indemnification by PW and Buyer.
          (a) PW and Buyer shall, jointly and severally, indemnify and defend Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:
               (i) any breach of or any inaccuracy in any representation or warranty of PW or Buyer contained in any Schedule, certificate or other document delivered pursuant to this Agreement or any breach of or any inaccuracy in any representation or warranty of PW or Buyer contained in Article V made as of the date hereof and as though restated on and as of the Closing Date, as may be qualified by the Schedules thereto;
               (ii) any breach of or failure by PW or Buyer to perform any agreement, covenant or obligation of PW or Buyer contained in this Agreement or any document delivered by PW or Buyer to Parent or Seller at the Closing;
               (iii) any Assumed Liability; and
               (iv) any fees, expenses or other payments incurred or owed by PW or Buyer to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) PW and Buyer shall not be liable for any Loss or Losses pursuant to 10.3(a)(i) (“Seller Warranty Losses”) (i) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnitees exceeds $[****]in which event Buyer shall be liable for all Seller Warranty Losses from the first dollar, and (ii) to the extent that Seller Warranty Losses exceed $[****]in the aggregate.

          (c) PW and Buyer hereby expressly acknowledge and agree that Parent or Seller shall have the right to at their election to receive payment of any and all amounts owed to any Seller Indemnified Party pursuant to this Article X (or any portion thereof) in cash from PW or Buyer or to be fully and completely offset against and recoup from any and all amounts owed to any Seller Indemnified Party pursuant to this Article X (or any portion thereof). Any offset or recoupment shall be made, at the Parent or Seller’s option, by increasing the principal amount of the Note due to Seller.
     10.4 Indemnification Procedures for Third Party Claims.
          (a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article X (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual increased Liability to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.
          (b) Subject to the further provisions of this Section 10.4, the Indemnitor will have 30 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor.
          (c) The Indemnitor will not be entitled to assume the Third Party Defense if:
               (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);
               (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or with respect to Buyer, a regulatory proceeding with any Governmental Entity;

               (iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim; or
               (iv) the Third Party Claim involves Purchased Assets, Transferred Employees or a party to an Assigned Contract (other than a third party claim relating to the transfer of the Purchased Assets pursuant to this Agreement).
          (d) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.
          (e) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim (subject to the last sentence of Section 10.4(b)). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee to which the Indemnitor is obligated to furnish indemnification pursuant to this Agreement; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the Indemnitee has assumed the defense of the Third Party Claim in accordance with the terms of this Agreement, (ii) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all Liability in respect of such Third Party Claim, (iii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof) and (B) any effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iv) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided that, in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).
          (f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that (i) the Indemnitee shall not enter into any settlement, compromise, discharge of a Third Party Claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed) and (ii) the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.
          (g) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing Records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.
     10.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim, it being agreed by the parties that nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for claims or demands that have not yet required the payment of money. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.
     10.6 Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

     10.7 Other Rights and Remedies.
          (a) After the Closing, the indemnification rights of the parties under this Article X are the sole and exclusive rights and remedies the parties may have at Law or in equity for any misrepresentation or breach of warranty hereunder on the part of any party hereto; provided, however, that nothing contained in this Section 10.7(a) (i) shall limit the right to seek specific performance for any failure to perform any covenant or agreement, and (ii) shall be deemed to limit or restrict in any manner any rights or remedies which the parties have, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.
          (b) Except with respect to Third Party Claims, no party hereto shall be liable for, and the parties acknowledge and agree that the term “Losses” expressly excludes, any consequential, treble, punitive or other damages not expressly provided for in this Article X.
          (c) The amount of any Losses incurred by PW and Buyer shall be reduced by the net amount PW or Buyer or any of their subsidiaries recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses. PW and Buyer and their subsidiaries shall use commercially reasonable efforts to effect any such recovery. The amount of any Losses incurred by Seller and Parent shall be reduced by the net amount Seller or Parent or any of their subsidiaries recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses. Seller and Parent and their subsidiaries shall use commercially reasonable efforts to effect any such recovery.
          (d) If PW or Buyer or any of their Subsidiaries receives an amount under insurance coverage or from any Person with respect to Losses sustained at any time subsequent to any payment to PW pursuant to this Article X, then PW shall promptly reimburse Seller for any payment made up to such amount received by PW or Buyer, as applicable. If Seller or Parent or any of their Subsidiaries receives an amount under insurance coverage or from any Person with respect to Losses sustained at any time subsequent to any payment to Parent pursuant to this Article X, then Parent shall promptly reimburse Buyer for any payment made up to such amount received by Seller or Parent, as applicable.
     10.8 Tax Treatment of Indemnification Payments. Except as otherwise required by Law, Buyer and Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes.
ARTICLE XI
MISCELLANEOUS
     11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by e-mail following the recipients confirmation of receipt, if sent during normal business hours of the recipient, if not, then on the next business day following such confirmation of receipt, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to PW or Buyer, to:
Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, TX 75201
Attn: Andrew Koslow, Esq.
Facsimile: (214) 217-5096
With a required copy to:
Morgan, Lewis & Bockius LLP
3000 El Camino Real
Two Palo Alto Square
Palo Alto, CA 94306
Attn: Tom Kellerman, Esq.
Facsimile: (650) 843-4001
If to Parent or Seller, to:
Broadridge Financial Solutions, Inc.
1981 Marcus Avenue
Lake Success, NY 11042
Attn: Adam D. Amsterdam, Esq.
E-mail: as delivered in writing to PW as provided above
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     11.2 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
          (b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          (c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
     11.3 Expenses. Except as otherwise expressly provided herein, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.
     11.4 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.
     11.5 Governing Law. This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
     11.6 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     11.7 Obligations of PW and Parent. PW shall ensure that Buyer duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Buyer under this Agreement, and PW shall be jointly and severally liable with Buyer for the performance of the covenants and obligations of Buyer under this Agreement. Parent shall ensure that Seller duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Seller under this Agreement, and Parent shall be jointly and severally liable with Seller for the performance of the covenants and obligations of Seller under this Agreement.
     11.8 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

     11.9 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
     11.10 Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
     11.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     11.12 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.13 Specific Performance. Prior to Closing, and as set forth in Sections 6.4 and 10.8 hereof, the parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     11.14 Interpretation.
          (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

          (d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
          (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
          (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
          (g) A reference to any Governmental Entity shall include such entity’s predecessors and successors.
          (h) The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.
          (i) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
     11.15 Independent Investigation.
          (a) Each of PW and Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Purchased Assets and any financial statements relating thereto, and acknowledges that the Seller has provided PW and Buyer with access to the personnel, properties, premises and books and records of the Seller for this purpose. In entering into this Agreement, each of PW and Buyer has relied solely upon its own investigation and analysis, and each of PW and Buyer acknowledges and agrees that, except for the specific representations and warranties of the Parent and Seller contained in Article IV hereof, none of the Parent, Seller or their respective Affiliates nor any of their respective shareholders, controlling Persons or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any statement, certificate, document or agreement delivered pursuant hereto and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to PW, Buyer or any of their Affiliates, shareholders, controlling Persons or representatives; provided, however, nothing contained in this Section 11.15(a) shall be deemed to limit or restrict in any manner any rights or remedies which PW or Buyer has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder or with respect to any Excluded Liabilities.
          (b) Each of Parent and Seller has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of PW and its financial statements and acknowledges that PW and the

Buyer have provided Parent and Seller with access to the personnel, properties, premises and books and records of PW and the Buyer for this purpose. In entering into this Agreement, each of Parent and Seller has relied solely upon its own investigation and analysis, and each of Parent and Seller acknowledges and agrees that, except for the specific representations and warranties of PW and the Buyer contained in Article V hereof, none of PW, the Buyer or their respective Affiliates nor any of their respective shareholders, controlling Persons or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any statement, certificate, document or agreement delivered pursuant hereto and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Seller or any of their Affiliates, shareholders, controlling Persons or representatives; provided, however, nothing contained in this Section 11.15(b) shall be deemed to limit or restrict in any manner any rights or remedies which Parent or Seller has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PENSON WORLDWIDE, INC.

By:	/s/ Daniel P. Son
Name: Daniel P. Son
Title: President

PENSON FINANCIAL SERVICES, INC.

By:	/s/ Daniel P. Son
Name: Daniel P. Son
Title: President

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ John Hogan
Name: John Hogan
Title: President

RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.

By:	/s/ Joseph Barra
Name: Joseph Barra
Title: President

Exhibit A
Reference is made to Exhibit 10.34; filed with this Form 10-K which is incorporated herein by reference.

Exhibit B
FORM OF SELLER NOTE

FORM OF SELLER NOTE
$                     , ___
     1. FOR VALUE RECEIVED, the undersigned, PENSON WORLDWIDE, INC., a Delaware corporation (the “Company” or “Issuer”), hereby promises to pay to the order of [          ]1 (“Payee”) the principal amount of $☐ (the “Initial Amount”), subject to adjustment as provided in this Note (if adjusted, the “Adjusted Amount”) on the Maturity Date (or, if such day is not a Business Day, on the immediately succeeding Business Day), subject to the provisions herein. The Issuer further promises to pay interest on the unpaid principal amount of this Note from time to time at a rate per annum equal to the LIBOR Rate plus an amount (the “Spread”) equal to plus five and one-half percent (5.50%). Interest on this Note shall be due and payable quarterly in arrears in cash on each [December 31, March 31, June 30 and September 30] of each calendar year, provided that if any such day is not a Business Day, payment shall be made on the immediately succeeding Business Day. Notwithstanding the foregoing, while an Event of Default is continuing the Spread shall, to the extent permitted by applicable law, increase by 2.00%, and the Spread will be increased by an additional 2.00% each additional 90 days the Event of Default remains uncured or unwaived, subject to a maximum Spread of 12.0%. After the cure or waiver of any such Event of Default and provided no other Events of Default are then continuing, the Spread shall return to 5.50%.
     Payments of principal hereof and interest hereon shall be made in Dollars in immediately available funds to such account of the Noteholder located in New York, New York, as the Noteholder may designate in writing to the Issuer.
     2. Prepayments; Optional Prepayment. Subject to the provisions herein, the Issuer may, at any time and from time to time prior to the Maturity Date, prepay the principal amount of this Note, in whole or in part, without penalty or premium, on any Business Day. Prepayments of this Note must be accompanied by payment of accrued and unpaid interest on the principal amount prepaid to and including the date of payment.
     3. Negative Covenants. So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:
     (a) Mergers and Consolidations. The Issuer shall not merge or consolidate with or into any Person or sell all or substantially all of its assets, except that so long as both prior to and subsequent to such merger or consolidation, no Event of Default has occurred and is continuing, the Issuer may merge or consolidate with any Person, provided that (x) the Issuer shall be the continuing or surviving Person or (y) if the Issuer shall not be the surviving Person, such surviving Person shall have assumed the obligations of the Issuer hereunder pursuant to documentation in form and substance reasonably satisfactory to the Noteholder (each such merger or consolidation, a “Permitted Merger”).
     (b) Liens. The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired to secure Indebtedness without making, or causing such Subsidiary to make effective provision for securing this Note equally and ratably with such Indebtedness or in the event such Indebtedness is subordinate in right of payment to this Note, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be secured. The foregoing restrictions shall not apply to the following Liens:
(A)	Liens existing on the date hereof;

[1]	Note to be executed by Ridge Clearing & Outsourcing Solutions, Inc. (“Seller”), or an affiliate of Seller (as determined by Seller).

(B)	Liens securing the Credit Agreement (including any modification, replacement, renewal or extension of any such Lien in connection with the modification, renewal, replacements, extension, amendment or amendment and restatement of the Credit Agreement);

(C)	Liens permitted by the Credit Agreement;

(D)	Liens securing Cash Management Obligations, Hedging Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(E)	Liens arising from judgments or orders for the payment of money;

(F)	Liens (I) on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment or (II) consisting of an agreement to dispose of any property;

(G)	Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary;

(H)	Liens in connection with any sale-leasebacks;

(I)	Liens in connection with any credit facility or other lending arrangement entered into by a Regulated Subsidiary to finance operations in the ordinary course of business;

(J)	Liens on assets of a Regulated Subsidiary resulting from the lending of securities and repurchase and reverse repurchase agreements;

(K)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

(L)	Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens arising by operation of law in the ordinary course of business;

(M)	Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business;

(N)	Liens upon or in any assets acquired or held to secure the purchase price of such assets or Indebtedness incurred for the purpose of financing the acquisition of such assets to secure Indebtedness not exceeding
(x) if the Credit Agreement (including any agreement that refinances or replaces the Credit Agreement) is in effect (regardless of whether any indebtedness is outstanding thereunder) $25,000,000 in the aggregate under this clause (N) without prejudice to any other clause hereof or
(y) if the Credit Agreement (including any agreement that refinances or replaces the Credit Agreement) is terminated or otherwise no longer in effect (and not replaced), an amount not to exceed 15% of the Company’s net revenues for the trailing twelve month period (based on the latest period for which internal financial statements are available), in each case, provided that the Liens are restricted to such assets and the proceeds thereof; it being understood that any Lien that was permitted to be incurred as of the date of incurrence shall not violate subsection (y) solely as a result of a subsequent decline in the Issuer’s net revenues;

(O)	restrictions and other minor encumbrances on real property which do not in the aggregate materially impair the use or value of such property;

(P)	the rights of licensors or lessors of property under the license or lease agreements related thereto;

(Q)	Liens which constitute rights of set-off or bankers’ liens or securities intermediaries’ liens whether arising by operation of law or by contract; and

(R)	the modification, replacement, renewal or extension of any Lien permitted under this Section 3(b) (other than Section 3(b)(B)).
     (c) Convertible Notes. Borrower will not voluntarily redeem, purchase or otherwise voluntarily prepay its 8.00% Senior Convertible Notes due 2014 prior to maturity.
     4. Events of Default. The following are “Events of Default”:
     (a) The Issuer fails to pay any interest or principal of this Note as and on the date when due and such failure shall continue unremedied for more than 3 (three) Business Days; or
     (b) (i) The Issuer fails to perform or observe any term, covenant or agreement contained in Section 3(a) hereof or (ii) the Issuer fails to perform or observe any other covenant or agreement (not specified in the preceding clause (b)(i)) contained in this Note on its part to be performed or observed and in the case of this clause (ii) such failure continues unremedied for 45 days; or
     (c) The occurrence of a Change of Control; or
     (d) An event of default has occurred and is continuing under any agreement in respect of Indebtedness with an outstanding principal amount in excess of $50,000,000 or under the Credit Agreement resulting in such Indebtedness or the Credit Agreement being or being declared due and payable (or such default is a failure to pay at maturity); provided, however, if any such acceleration of Indebtedness has been rescinded, there shall no longer be any Event of Default under this Section 4(d) with respect to such acceleration; or
     (e) The Issuer or any Material Subsidiary institutes any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered, or consented to by such Person, in any such proceeding or an order for the liquidation of any such Person is entered in any such proceeding or any such Person admits in writing its inability to pay its debts generally as they become due (such proceedings collectively, the “Insolvency Proceedings”); or
     (f) Any termination of the Outsourcing Agreement, as such term is defined in the Asset Purchase Agreement, (x) by the Noteholder, pursuant to the exercise of remedies for a material breach of the Outsourcing Agreement by the Issuer entitling such termination or (y) by the Issuer, for any reason (other than a termination by the Issuer for a material breach or material failure to perform by the Payee including the exercise of any termination right pursuant to any service level agreement).
     Upon the occurrence and during the continuation of an Event of Default, the Noteholder may declare all sums outstanding hereunder, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual entry of an order for relief with respect to the Issuer under the Bankruptcy Code, all sums outstanding hereunder including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.
     5. Guarantees. (i) The Issuer will not permit any of its subsidiaries to Guarantee any Indebtedness of the Issuer, other than the Credit Agreement and except as permitted by the Credit Agreement and except to the extent a Lien of such Indebtedness would be permitted under Section 3(b) above ,and (ii) the Issuer will not permit any of its subsidiaries to Guarantee any Indebtedness issued to a seller for the purposes of financing the acquisition of substantially all the assets of a business, unless in each case such subsidiary, concurrently with the incurrence of any such Guarantee, executes and delivers to the Noteholder a guarantee of the Issuer’s obligations under this Note, in the substantially the same form or otherwise in a form and substance reasonably satisfactory to the Noteholder.
     6. Adjustment of Principal Amount in Certain Cases.
     (a) This Note has been issued in connection with the Asset Purchase Agreement. In accordance with the Asset Purchase Agreement, the principal amount of this Note may, at the Issuer’s option, be reduced by the amount of any Claims of the Issuer or increased by the amount of any Claims of the Payee.
     (b) For the purposes of this Note, “Claims” shall mean, as determined pursuant to the Asset Purchase Agreement, (i) any Purchase Price Adjustment and (ii) any and all Losses (as defined in the Asset Purchase Agreement) in respect of which Issuer or the Payee is entitled to indemnification pursuant to the Asset Purchase Agreement and in accordance with the Asset Purchase Agreement the principal amount of this Note may be adjusted. Payee is authorized to record any such adjustment on the grid attached to this Note in the columns provided therefor and after such record is made, Payee will promptly furnish to Issuer a copy of the Note reflecting such adjustment; provided that the failure to do so will not affect the validity of any adjustment made in accordance with the provisions of the Asset Purchase Agreement and this Note.
     7. Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Issuer nor any Guarantor may assign its rights and obligations under this Note other than pursuant to a Permitted Merger. The Noteholder may at any time assign its rights and obligations under this Note to any other Person.
     8. Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of November 2, 2009, among the Company, Buyer, Parent and Seller.

     “Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified as 11 U.S.C. Section 101 et seq.
     “Business Day” means any day other than Saturday, Sunday or other day on which the New York Stock Exchange is authorized or required by Law to close.
     “Capitalized Lease” means a lease under which the Issuer or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
     “Cash Management Obligations” means any obligations of the Issuer or any Subsidiary in respect of overdrafts and related liabilities arising from treasury, depository or cash management services.
     “CFTC” means the Commodity Futures Trading Corporation, or any successor thereto.
     “Change of Control” means
(i) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its subsidiaries, any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (any such person or group, an “Acquiror” ) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that, or the Issuer otherwise becomes aware that, such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of 50% or more of the equity securities of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer (“Issuer Voting Securities”) on a fully diluted basis (a “Control Interest”);
(ii) all or substantially all of the assets of the Issuer (on a consolidated basis) are sold or otherwise transferred to any person in one transaction or a series of related transactions in which, immediately after the consummation thereof, the holders of the majority of the Issuer Voting Securities prior to such transaction to not represent a majority of the Issuer Voting Securities or of the equity interests of the surviving or transferee person; or
(iii) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.
     “Company” has the meaning set forth in Section 1.
     “Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 1, 2009, with Regions Bank, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, the lenders party thereto and other parties thereto, as amended by that certain First Amendment dated as of May 27, 2009 and Second Amendment dated as of September 22, 2009 (together with all exhibits and schedules thereto, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified in writing from time to time) and any extension, renewal, replacement or refinancing of such credit facility from time to time.
     “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Dollar” means lawful money of the United States.
     “Events of Default” has the meaning specified in Section 4.
     “FINRA” means the Financial Industry Regulatory Authority, Inc. or any successors thereto.
     “FSA” means the Financial Services Authority, or any successor thereto.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, and (g) all obligations under Capitalized Leases.
     “Interest Period” means the period commencing on the date of the initial borrowing under the Note (or the continuation of any prior interest period) and ending on the date three months thereafter; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a business day shall be extended to the next succeeding business day unless such business day falls in another calendar month, in which case such Interest Period shall end on the next preceding business day;

     (ii) any Interest Period that begins on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Insolvency Proceedings” has the meaning specified in Section 4(e).
     “LIBOR Rate” means, for any Interest Period, an interest rate per annum equal to the 90-day rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at 11:00 A.M. (London time) two business days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such Interest Period.
     “LIBOR Rate Reserve Percentage” for any Interest Period means the reserve percentage applicable two business days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined) having a term equal to such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
     “Loss” has the meaning ascribed to such term in the Asset Purchase Agreement.
     “Material Subsidiary” means any Subsidiary of the Company which at the date of determination is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934 (as such Regulation is in effect on the date hereof).
     “Maturity Date” means [INSERT DATE FIVE YEARS FROM DATE OF NOTE]2
     “Note” means this Senior Note, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.
     “Noteholder” means the Payee and its permitted successors and assigns.

[2]	To be dated the 5th anniversary of the closing date.

     “Payee” has the meaning set forth in Section 1.
     “Permitted Merger” has the meaning specified in Section 3(a).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Purchase Price Adjustment” has the meaning ascribed to such term in Section 2.6 of the Asset Purchase Agreement.
     “Regulated Subsidiary” means any Subsidiary registered or regulated as a broker or dealer with or by the SEC, FINRA, FSA, CFTC or any other applicable governmental authority, whether domestic or foreign.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.
     “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time.
     9. Miscellaneous.
     (a) This Note is subject to the terms and conditions of the Subordination Agreement dated as of [     ], 2010 among [Seller] and Regions Bank, as administrative agent on behalf of the Lenders party to the Credit Agreement (as amended, restated or otherwise modified from time to time, the “Subordination Agreement”). The Payee agrees that, upon the request of the Company and the agent or trustee (or other person performing a similar function) under the Credit Agreement, Payee will promptly execute and deliver a written subordination agreement substantially in the form of the Subordination Agreement.
     (b) No amendment or waiver of any provision of this Note and no consent by the Noteholder to any departure therefrom by the Issuer shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Noteholder, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Noteholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.
     (c) Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. All notices and other communications shall be effective upon receipt.
     (d) If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (e) THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. THE ISSUER AND NOTEHOLDER EACH HEREBY IRREVOCABLY AND UNCONDI-

TIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE ISSUER AND NOTEHOLDER EACH IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE ISSUER OR NOTEHOLDER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE ISSUER AND THE NOTEHOLDER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (f) THE ISSUER AND THE NOTEHOLDER EACH WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (g) THIS NOTE AND THE ASSET PURCHASE AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

PENSON WORLDWIDE, INC.

By:

Name:

Title:

[PAYEE]

By:

Name:

Title:

Grid for Recording Adjusted Amount

Amount of Increase (Decrease) to
Date	Principal Amount	Adjusted Amount	Entered By

Exhibit C
BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT
     This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is executed as of [ • ] by and between Ridge Clearing & Outsourcing Solutions, Inc., a New York corporation (“Seller”), and Penson Financial Services, Inc., a North Carolina corporation (“Buyer”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement (as defined hereinafter).
     WHEREAS, this Agreement is being entered into in connection with the transactions contemplated by that certain Asset Purchase Agreement dated as of [ • ] by and among Penson Worldwide, Inc., a Delaware corporation (“PW”), Buyer, Broadridge Financial Solutions, Inc., a Delaware corporation (“Parent”) and Seller (the “Asset Purchase Agreement”);
     WHEREAS, pursuant to the terms of the Asset Purchase Agreement, Seller has agreed to sell, assign, transfer, convey and deliver to Buyer and Buyer has agreed to purchase and acquire from Seller, upon the terms and conditions set forth in the Asset Purchase Agreement, all of the right, title and interest of Seller in and to the Purchased Assets and the Buyer agreed to purchase, acquire and accept from the Seller, free and clear of all liabilities (other than Assumed Liabilities) and all Liens (other than Permitted Liens), all of the Seller’s right, title and interest as of the Closing Date in, to and under the Purchased Assets; and
     NOW THEREFORE, in consideration of the representations, warranties, mutual covenants and agreements set forth in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Sale and Transfer of Purchased Assets. Effective as of the Closing, Seller hereby sells, transfers, conveys, assigns, grants and delivers to Buyer, free and clear of all Liens, except Permitted Liens, all of its right, title and interest in and to the Purchased Assets, upon the terms and conditions set forth in the Asset Purchase Agreement.
     2. Assignment of Assigned Contracts. Effective as of the Closing, Seller hereby sells, transfers, conveys, assigns, grants and delivers to Buyer, free and clear of all Liens, except Permitted Liens, all of its right, title and interest in and to the Assigned Contracts and Buyer hereby accepts the foregoing assignment of the Assigned Contracts, upon the terms and conditions set forth in the Asset Purchase Agreement.
     3. Assumption of Liabilities. Effective as of the Closing, Buyer does hereby assume, and agrees to pay, defend, discharge and perform as and when due the Assumed Liabilities, upon the terms and conditions set forth in the Asset Purchase Agreement.
     4. Construction. This Agreement is subject in all respects to, and shall be construed in accordance with, the terms of the Asset Purchase Agreement. Nothing in this Agreement shall be deemed to supersede, enlarge, restrict or otherwise modify any of the provisions of the Asset Purchase Agreement or constitute a waiver or release by any party to the Asset Purchase Agreement of any liabilities, duties or obligations imposed thereby, all of which shall survive the execution and delivery of this Agreement as provided and subject to the limitations set forth in the Asset Purchase Agreement. If any conflict exists between the terms of this Agreement and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern and control.
     5. No Third Party Beneficiaries. Subject to the terms and conditions of the Asset Purchase Agreement, this Agreement shall be binding upon and inure solely to the benefit of Seller and Buyer and their respective executors, heirs, personal representatives, successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
     6. Assignment. This Agreement may not be assigned by Seller without the prior written consent of the Buyer. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.
     7. Amendments and Waivers. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.
     8. Incorporation by Reference. The provisions of Sections 11.1 (Notices), 11.5 (Governing Law), 11.12 (Severability) and 11.14 (Interpretation), of the Asset Purchase Agreement are herein incorporated by reference, mutatis mutandis, as though fully set forth herein.
     9. Entire Agreement. This Agreement, the Asset Purchase Agreement, the Ancillary Agreements (as defined in the Asset Purchase Agreement) along with the Schedules and the Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the Asset Purchase Agreement or in the Ancillary Documents.
     10. Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transferred signatures.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER

RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.

By:
Name:
Title:

BUYER

PENSON FINANCIAL SERVICES, INC.

By:
Name:
Title:
Signature Page to Bill of Sale and Assignment and Assumption Agreement

Exhibit D
JOINT SELLING AGREEMENT

JOINT SELLING AGREEMENT
     AGREEMENT made this [     ] day of [  ],                     (the “Effective Date”), is made by and between Penson Worldwide, Inc. a Delaware corporation (“Penson”), Broadridge Financial Solutions, Inc., a Delaware corporation (“Broadridge”), and Ridge Clearing & Outsourcing Solutions, Inc. a New York corporation (a subsidiary of Broadridge, “Ridge”) (each a “Party” and collectively, the “Parties”).
     WHEREAS, pursuant to an Asset Purchase Agreement dated [     ], 2009 (the “Asset Purchase Agreement”), by and among Penson, Penson Financial Services, Inc., a North Carolina corporation (“Buyer”), Broadridge and Ridge, Buyer has purchased certain of the correspondent clearing contracts of Ridge.
     WHEREAS, the Parties will contemporaneously with the execution of this Agreement, enter into a Master Services Agreement and related Services Schedules (“Outsourcing Agreement”).
     WHEREAS, upon the closing of the transactions contemplated by the Asset Purchase Agreement and the Outsourcing Agreement (1) Penson and Buyer will continue to provide correspondent clearing services, including for former correspondents of Ridge, (2) Ridge will continue to provide outsourcing solutions for self-clearing broker dealers, including for Buyer, and, subsequent to a transition period, will permanently discontinue its correspondent clearing services (and will otherwise comply with its obligations set forth in Section 17 of the Outsourcing Agreement), and (3) Broadridge will continue providing back-office securities processing solutions for self-clearing broker dealers as permitted by Section 17 of the Outsourcing Agreement (collectively, the “Clearing and Outsourcing Services”).
     WHEREAS, in connection with the foregoing, the Parties desire to enter into a strategic selling alliance regarding such Clearing and Outsourcing Services where Broadridge and Ridge desire to offer Penson’s and Buyer’s products and services to their current and prospective customers and clients and Penson desires to offer Broadridge and Ridge’s products and services to its current and prospective customers and clients.
     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the Parties agree as follows:
1.	SERVICES. The Parties agree to use their reasonable efforts to cooperate in offering any services and making any proposals provided in accordance with this Agreement. Each Party may use its sales force to initiate and qualify sales leads for prospects for the Clearing and Outsourcing Services. In cases where a Party is not interested in a lead from the other Party, such other Party is free to pursue the opportunity alone (except as prohibited in the Asset Purchase Agreement) or in combination with others, without obligation to the uninterested Party. Broadridge and Ridge shall provide to Penson and Penson shall provide to Broadridge and Ridge the services described in Schedule A attached hereto (the “Services”). Neither party shall enter into or perform under a joint selling or other similar agreement with a correspondent clearing firm with respect to Clearing and Outsourcing Services substantially similar to this Agreement during the term of this Agreement.
2.	SELLING PRACTICES.
(a)	Neither Party shall make, publish or distribute or cooperate with any third party in making, publishing or distributing any public announcement, press releases, advertising, marketing, promotional or other materials (whether in print, on a website, electronically or otherwise) (“Materials”) that use the other Party’s name, logos, or trademarks with regard to the execution or performance of this Agreement or otherwise, without the prior written approval of such other Party. The Parties shall provide and designate such Materials that may be used in connection with this Agreement and the alliance contemplated hereby.
(b)	Both Parties agree to (i) conduct business in a manner that reflects favorably on the good name, goodwill and reputation of the other Party, (ii) not engage in deceptive, misleading or unethical practices that are or might be detrimental to the other Party, (iii) not make any false or misleading representation with regard to the other Party or its products, (iv) not publish or utilize or cooperate in the publication or utilization of any misleading or deceptive advertising material that relates in any way to the other Party and its products, (v) not make any representation or warranty to anyone with respect to the specifications, features or capabilities of the other Party’s products that are inconsistent with the literature distributed by the other Party, including all disclaimers contained in such literature, (vi) not make any warranty or representation to anyone that would give the recipient any claim of action against the other Party, and (vii) not bind or attempt to bind the other Party, or create any obligation, express or implied, on behalf of the other Party and neither Party is authorized to do so under this Agreement.
3.	RESERVATION OF RIGHTS. The Parties acknowledge and agree that each Party will retain all right, title and interest in and to its products, services, trademarks, logos, tradenames, and all content, information and other materials on its website(s), and nothing contained in this Agreement will be construed as conferring upon such Party, by implication, operation of law or otherwise, any other license or right, except as specifically provided in this Agreement.
4.	CONFIDENTIAL INFORMATION. The disclosure and use of any confidential information exchanged by the Parties is governed by the terms of the Asset Purchase Agreement.
5.	RELATION OF THE PARTIES. This Agreement and the relationships between the Parties established hereby does not constitute a partnership, joint venture, agency, or contract of employment between them.
6.	FEES. The Fees for such Services are described in Schedule B attached hereto.
7.	TERM. This Agreement shall commence on the Effective Date and shall continue on a term contemporaneously with the Outsourcing Agreement. .
8.	HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
9.	GOVERNING LAW. This Agreement shall be governed by, and provisions shall be construed in accordance with, the laws of the State of New York. Any disputes relating to or arising from this Agreement shall be subject to the dispute resolution procedures set forth in the Asset Purchase Agreement.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

PENSON WORLDWIDE, INC.
By:
Name:
Title

BROADRIDGE FINANCIAL SOLUTIONS, INC.
By:
Name:
Title:

RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.
By:
Name:
Title

SCHEDULE A
TO THE JOINT SELLING AGREEMENT
BETWEEN
PENSON WORLDWIDE, INC.
BROADRIDGE FINANCIAL SOLUTIONS, INC.
AND
RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.
SERVICES
1.	Broadridge and Ridge Services. Subject to Section 1 of the Agreement, Broadridge and Ridge will take advantage of opportunities to:
(a)	generate leads for Penson’s clearing offering among Broadridge prospects or existing clients that seek a correspondent clearing solution; and

(b)	offer Penson’s Nexa products to its global customers and prospects.
2.	Penson Services. Subject to Section 1 of the Agreement, Penson will take advantage of opportunities to:
(a)	generate leads for (i) Ridge’s outsourcing solutions for self-clearing broker dealers and (ii) Broadridge’s securities processing solutions for self-clearing broker dealers, among Penson’s prospects or existing correspondent clearing clients that seek a self-clearing solution; and

(b)	generate leads for Broadridge’s other processing and investor communications solutions.

A-1

SCHEDULE B
TO THE JOINT SELLING AGREEMENT
BETWEEN
PENSON WORLDWIDE, INC.
BROADRIDGE FINANCIAL SOLUTIONS, INC.
AND
RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.
FEES
3.	Fees Paid by [Broadridge or Ridge]:
(a)	If Penson refers an existing correspondent to [Broadridge or Ridge] and that correspondent elects to self clear, enabled by [Broadridge’s or Ridge’s] outsourcing or processing solutions, [Broadridge or Ridge] shall pay Penson a finder’s fee, the amount of which will be [ ][1].

(b)	If Penson refers a prospect to [Broadridge or Ridge] that purchases any related processing or investor communications solutions from [Broadridge or Ridge], [Broadridge or Ridge] shall pay Penson a finder’s fee, the amount of which will be [ ][2].
4.	Fees Paid by Penson: If [Broadridge or Ridge] refers a current or prospective customer or client to Penson and that customer or client elects to purchase any Nexa products, then Penson shall pay [Broadridge or Ridge] a finder’s fee, the amount of which will be [ ][3]

[1]	Amount to be mutually agreed by the Parties.

[2]	Amount to be mutually agreed by the Parties.

[3]	Amount to be mutually agreed by the Parties.

EXHIBIT E
PENSON WORLDWIDE, INC.
STOCKHOLDER’S AND REGISTRATION RIGHTS AGREEMENT

PENSON WORLDWIDE, INC.
STOCKHOLDER’S AND REGISTRATION RIGHTS AGREEMENT
     THIS STOCKHOLDER’S AND REGISTRATION RIGHTS AGREEMENT is made effective as of the ___day of                     , 2010 (the “Effective Date”), between Penson Worldwide, Inc., a Delaware corporation (the “Company”), and [     ]1, Inc. (“Stockholder”). All capitalized terms used in this Agreement shall have the meaning assigned to them in this Agreement or in the attached Appendix.
AGREEMENT
     In consideration of certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     A. TRANSFER AND REGISTRATION RIGHTS
          1. Restriction on Transfer. The Stockholder agrees that it will not Transfer, other than a Permitted Transfer, the Shares prior to the first anniversary of the date of this Agreement, without the prior written consent of the Company. Each person to whom the Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company in form and substance satisfactory to the Company that such person is bound by the provisions of this Agreement and that the transferred shares remain subject to (i) the Market Stand-Off and (ii) Restrictions on Unsolicited Acquisition Activities, to the same extent such shares would be so subject if retained by the transferor.
     The Company shall not be required (i) to transfer on its books any Shares which have been sold or transferred in violation of the provisions of this Agreement, or (ii) to treat as the owner of the Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.
          2. Registration Rights. The Stockholder shall have the right to have its Registrable Securities registered under the Securities Act and applicable state securities laws in accordance with the following provisions.
          3. Demand Registration.
          (i) Request for Registration. On or after the first anniversary of the date of this Agreement and subject to Section A(3)(ii) hereof and the other terms and conditions of this Agreement, upon the written request from the Stockholder that the Company effect any registration under the Securities Act (including a shelf registration) with respect to all or a part of the Registrable Securities of Stockholder, the Company shall as soon as practicable use its commercially reasonable best efforts to effect any such registration under the Securities Act in

[1]	Insert Ridge Clearing & Outsourcing Solutions, Inc. or an Affiliate thereof.

accordance with Section A(7) hereof with respect to that part of the Registrable Securities that the Company has been requested to register, including, but not limited to, through (1) a shelf registration, (2) a registration on Form S-1 or any similar long-form registration statement (a “Long-Form Registration”) or (3) a Form S-3 or any similar short-form registration statement (a “Short-Form Registration”) if the Company qualifies to effect a Short-Form Registration.
     Any registration statement filed pursuant to a request under this Section A(3)(i) may, subject to the provisions of Section A(3)(iii) below, include other securities of the Company which are held by Persons other than the Stockholder who, by virtue of agreements with the Company, are entitled to include their securities in such registration, but the right of such Persons to include any of their securities in any registration requested by the Stockholder pursuant to Section A(3)(i) hereof shall be subject to the limitations set forth in Section A(3)(iii) below.
     (ii) Limitations on Demand Registrations. The Company shall not be obligated to effect more than one registration pursuant to this Section A(3).
     (iii) Underwriting. The Stockholder may distribute the Registrable Securities covered by its request for a registration pursuant to Section A(3)(i) hereof by means of an underwriting managed by an underwriter which shall be selected by the Company and reasonably acceptable to the Stockholder.
     If holders of Shares other than Registrable Securities who are entitled, by virtue of agreements with the Company, to have Shares included in such an underwritten registration (the “Other Shareholders”) request such inclusion, the securities of such Other Shareholders shall be included in the underwritten registration subject to the applicable provisions of this Section A. The Stockholder and the Company shall (together with all Other Shareholders proposing to distribute their securities through such registration) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Stockholder. Notwithstanding any other provision of this Section A(3), if the representative for the underwriters advises the Stockholder or the Company in writing that (i) in the representative’s best judgment, marketing factors require a limitation on the number of shares to be underwritten or (ii) the inclusion of shares held by Other Shareholders and, as the case may be, officers, other employees and/or directors of the Company in the offering could, in the representative’s best judgment, reduce the offering price per share or otherwise adversely affect the proposed public offering, then, in the case of the preceding clause (i), Shares held by Other Shareholders shall be excluded from such underwriting to the extent so required by such limitations and, in the case of the preceding clause (ii), Shares held by Other Shareholders and, as the case may be, officers, other employees and/or directors of the Company shall be excluded from such underwriting to the extent advised by the representative. If, after the exclusion of such shares, further reductions are required to meet the limitation on the number of shares to be underwritten as advised by the representative, the number of shares that may be included in the underwriting by the Stockholder shall be reduced by such minimum number of shares as is necessary to comply with such limitation. If

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any Other Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Stockholders. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the representative so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall not be included in such registration.
     (iv) Notwithstanding the foregoing, if the Company shall furnish to the Stockholder a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its members for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request for such filing; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.
     4. Piggyback Registration.
     (i) If at any time after the first anniversary of the date of this Agreement, the Company shall determine to register any of its Shares either for its own account or for the account of a holder or holders of Shares (other than a registration on Form S-8 (or similar or successor form) relating solely to share option, share purchase or other employee benefit plans, or a registration on Form S-4 (or similar or successor form) relating solely to a transaction under Rule 145 of the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), the Company will:
     A. promptly give to the Stockholder a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and
     B. include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in the written request made by the Stockholder within twenty (20) days after the date written notice described in clause (i)(A) above is deemed given (as provided in Section C(2) herein) by the Company except as set forth in Section A(4)(ii)

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     below. Such written request may specify all or a part of the Stockholder’s Registrable Securities.
          (ii) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Stockholder as a part of the written notice given pursuant to Section A(4)(i). In such event, the right of the Stockholder to registration pursuant to this Section A(4) shall be conditioned upon Stockholder’s participation in such underwriting and the inclusion of Stockholder’s Registrable Securities in the underwriting to the extent provided herein. The Stockholder (together with the Company and Other Shareholders distributing their Shares through such underwriting) shall enter into an underwriting agreement in customary form with the representative(s) of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section A(4), if the representative advises the Stockholder or the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, then Shares held by Stockholder, Other Shareholders and, as the case may be, officers, other employees and/or directors of the Company shall be excluded from such underwriting on a pro rata basis, by such minimum number of shares as is necessary to comply with such limitation (it is hereby understood that the foregoing shall not be a limitation on the number of Shares to be registered by the Company). If the Stockholder or any officer, director or Other Shareholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall not be included in such registration.
          (iii) Number. The Stockholder shall be entitled to have its shares included in an unlimited number of registrations pursuant to this Section A(4).
          5. Expenses of Registration. Upon the exercise of registration rights set forth in Section A(3) hereof, the Stockholder shall pay all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant thereto; provided that in the event Other Shareholders and/or the Company elect to include securities to be sold for their own respective accounts in a registration pursuant to Section A(3), such Other Shareholders and the Company shall pay a proportionate part of the Registration Expenses based upon the number of shares so included and shall be responsible for Selling Expenses applicable to the registration of their shares. Upon the exercise of registration rights set forth in Section A(4) hereof, the Company shall pay all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant thereto, provided that the Company shall in no event be responsible for Selling Expenses, which shall be borne by the holders of the securities so registered, pro rata on the basis of the number of their shares so registered.

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          6. Other Registration Requests. If at any time after the first anniversary of the date of this Agreement, the Stockholder requests that the Company register any of the Shares for sale in an underwritten public offering, the Company agrees to consider such request in good faith. If the Company agrees with the request, the Company will take the steps set forth in Section A(7) to effect the registration requested and to consummate the sale of the Shares as contemplated by any such registration. The cost of effecting any such registration will be borne by the Stockholder provided that only shares it requests to be registered are included in any such registration. If shares of Other Shareholders or the Company are included in any such registration, the sharing of the cost of such registration shall be on a basis consistent with Section 5 above. Other than considering such request in good faith, the Company shall have no obligation to effect a registration requested by the Stockholder pursuant to this Section.
          7. Registration Procedures. In the case of each registration effected by the Company pursuant to Section A, the Company will promptly advise the Stockholder in writing as to the initiation of each registration and as to the completion thereof. In connection with any offering of Registrable Securities registered pursuant to subsection (3) of this Section A, and subject to the terms and conditions of Sections A(3) and A(4) hereof, the Company shall:
          (i) prepare and file with the SEC a registration statement on any form for which the Company then qualifies, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its commercially reasonable best efforts to cause such registration statement to become and remain effective as provided herein; provided that (A) at least five (5) Business Days before filing with the SEC a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish counsel selected by the Stockholder copies of all such documents proposed to be filed for said counsel’s review and comment and (B) the Company shall not file with the SEC a registration statement or prospectus or any amendments or supplements thereto to which the Stockholder or its counsel shall reasonably object on a timely basis provided that such written objection is based on information concerning Stockholder and sets forth in reasonable detail the basis for such objection;
          (ii) prepare and file with the SEC such amendments and supplements (provided that if any such amendment or supplement requested by Stockholder is required as a result of information concerning Stockholder not theretofore disclosed to the Company, Stockholder shall reimburse all reasonable costs and expenses of the Company incurred in connection with the filing of such amendment or supplement) to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration effective for a period of sixty (60) days or until the Stockholder has completed the distribution described in the registration statement relating

5

thereto, whichever first occurs (but not before the time periods referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder, or any successor provisions, if applicable); cause the related prospectus to be amended or supplemented by any required prospectus supplement and to be filed as so amended or supplemented with the SEC pursuant to Rule 424; respond as promptly as practicable to any comments received from the SEC with respect to such registration statement or any amendment or supplement thereto and provide as promptly as practicable to the Stockholder, to the extent covered by such registration statement copies of all correspondence with the SEC relating to such registration statement or any amendment or supplement thereto; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of securities covered by such registration statement during such period in accordance with the intended method of disposition by sellers thereof set forth in such registration statement as amended or supplemented; provided, however, that (A) such 60-day period shall be extended for a period of time equal to the period, if any, during which the Stockholder refrains from selling any securities included in such registration in accordance with provisions of the last paragraph of this Section A(7), provided that such time period shall not be extended if the amendment or supplement filed is required as a result of information concerning Stockholder and (B) in the case of any registration of Registrable Securities pursuant to a Short-Form Registration which are intended to be offered on a continuous or delayed basis, such 60-day period shall be extended until all such Registrable Securities are sold, provided that (x) Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and (y) the applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (1) includes any prospectus required by Section 10(a)(3) of the Securities Act or (2) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation in the registration statement by reference to periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act of the information specified in clauses (1) and (2) above, and (z) in no event shall the Company be required to maintain the effectiveness of such Registration Statement for a period exceeding 180 days;
     (iii) furnish to each underwriter, if any, and covered by such registration statement such number of copies of such registration statement, and the prospectus included in such registration statement (including each preliminary prospectus), each amendment and supplement thereto (in each case including all exhibits thereto and any documents incorporated by reference therein), and such other documents incident thereto as the Stockholder from time to time may reasonably request in order to facilitate the disposition of the Registrable Securities

6

owned by the Stockholder in accordance with the intended method of disposition (it being understood that, subject to the terms hereof relating to the obligations of the Stockholder, the Company consents to the use of such prospectus and each such amendment and supplement thereto by each underwriter, if any, and the Stockholder in connection with such disposition);
     (iv) use its commercially reasonable best efforts to register or qualify such Registrable Securities under such other state securities or “blue sky” laws of such jurisdictions as the Stockholder, and underwriter, if any, of Registrable Securities covered by such registration statement reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable the Stockholder and each underwriter, if any, to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Stockholder; provided that the Company will not be required as a result thereof to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (iv), (B) subject itself to taxation or regulation of its business in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;
     (v) use its commercially reasonable best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Stockholder to consummate the disposition of such Registrable Securities in accordance with the intended method of disposition;
     (vi) immediately notify each underwriter, if any, and the Stockholder at any time when a prospectus relating to its Registrable Securities is required to be delivered under the Securities Act of the happening of any event that comes to the Company’s attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will promptly prepare and furnish to the Stockholder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
     (vii) use its commercially reasonable best efforts to cause all such Registrable Securities to be listed or quoted on (x) any national securities exchange or market in the United States on which Shares may

7

then be listed or quoted and (y) each securities exchange or market on which similar securities issued by the Company may then be listed or quoted, and enter into such customary agreements including a listing application and indemnification agreement in customary form, in each case by the date of the first sale of such Registrable Securities, and to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;
     (viii) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;
     (ix) make available for inspection, during business hours of the Company, by the Stockholder, to the extent covered by such registration statement, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by the Stockholder or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees, and those of the Company’s affiliates, if any, to supply all information and respond to all inquiries reasonably requested during the course of any such inspection conducted in connection with such registration statement;
     (x) use its commercially reasonable best efforts to obtain a “cold comfort” letter from the Company’s appointed auditors in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the Stockholder or any underwriter retained by the Stockholder reasonably request;
     (xi) (A) promptly notify the Stockholder of any stop order issued or threatened by the SEC and of the receipt by the Company of any notification with respect to the suspension of the qualification (or exemption from qualification) of any such Registrable Securities under the applicable securities or “blue sky” laws of any jurisdiction and (B) use its commercially reasonable best efforts to prevent the entry or issuance of, or if entered or issued, obtain the withdrawal of such stop order or such suspension at the earliest possible moment;
     (xii) if requested by any underwriter or the Stockholder, promptly incorporate in a prospectus supplement or, subject to subsection (ii)(B)(y) of this Section A(7), post-effective amendment such information as such underwriter the Stockholder reasonably requests to be included therein, including, without limitation, with respect to the number of shares being sold by the Stockholder to such underwriter, the

8

purchase price being paid therefor by such underwriter and with respect to any term of the underwritten offering of the securities to be sold in such offering; and make all required filings of such prospectus supplement or, subject to subsection (ii)(B)(y) of this Section A(7), post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
     (xiii) as promptly as practical after filing with the SEC any document which is incorporated by reference into such registration statement, deliver a copy of such document to each underwriter, if any, and the Stockholder;
     (xiv) cooperate with each underwriter, if any, and the Stockholder to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under such registration statement, and enable such securities to be in such denominations and registered in such names as such underwriter, if any, or the Stockholder reasonably requests; and
     (xv) otherwise comply with all applicable rules and regulations of the SEC and make available to the Stockholder, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months beginning after the effective date of the registration statement (as the term “effective date” is defined in Rule 158(c) under the Securities Act) which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
     It shall be a condition precedent to the obligation of the Company to take any action with respect to any Registrable Securities that the Stockholder thereof shall furnish to the Company in writing such information regarding the Stockholder and the Registrable Securities and any other Shares held by the Stockholder and the intended method of disposition of the Registrable Securities held by the Stockholder as the Company shall reasonably request and as shall be required in connection with the action taken by the Company and the Stockholder shall enter into such customary agreements (including, without limitation, custody agreements) and cause to be delivered on its behalf such customary certificates and legal opinions as the Company may reasonably request.
     The Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section A(7)(vi) hereof, it will forthwith discontinue disposition of Registrable Securities and shall not deliver to any person any copies of the registration statement or prospectus relating to such disposition until the Stockholder is in receipt of the copies of the supplemented or amended prospectus contemplated by Section A(7)(vi) hereof, and, if so directed by the Company (at the Company’s expense, unless the event described in Section A(7)(vi) is the result of information concerning Stockholder), the Stockholder will deliver to the Company all copies (including, without limitation, any and all

9

drafts), other than permanent file copies, then in the Stockholder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
          8. Indemnification.
         (i) In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Stockholder, its respective directors, officers, managers and general partners, limited partners, members, and managing directors and each other Person, if any, who controls, is controlled by or is under common control with the Stockholder within the meaning of the Securities Act (and directors, officers, managers and partners, members, and managing directors and controlling Persons of any of the foregoing) against any and all losses, claims, damages and liabilities (or actions or proceedings in respect thereto), joint or several, and costs and expenses (including any amounts paid in any settlement effected with the Company’s consent, which consent will not be unreasonably withheld, delayed or conditioned) to which the Stockholder, any such director, officer, or general or limited partner, member or managing director or any such controlling Person may become subject under the Securities Act, state securities or “blue sky” laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or costs or expenses arise out of or are based upon (A) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will reimburse each such director, officer, general partner, limited partner, member, managing director or controlling Person (and directors, officers, managers, partners, members, and managing directors and controlling Persons of any of the foregoing) for any legal and any other expenses reasonably incurred in connection with investigating or defending such claim, loss, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Stockholder or any such director, officer, manager, general or limited partner, member, managing director, or controlling Person specifically stating that it is for use therein.

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     The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of the Stockholder or any such director, officer, manager, general partner, limited partner, member, managing director, or controlling Person and shall survive the transfer of such securities by the Stockholder.
     (ii) The Stockholder will, if Registrable Securities held by it are included in any registration statement filed in accordance with the provisions hereof, (x) indemnify the Company and its directors, officers, controlling Persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling Persons against all claims, losses, damages and liabilities (or actions in respect thereof) and expenses to which any such Person may become subject under the Securities Act, state securities “blue sky” laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement (or alleged untrue statement) of a material fact with respect to the Stockholder contained in any such registration statement, preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission (or alleged omission) to state therein a material fact with respect to the Stockholder required to be stated therein or necessary to make the statements made by the Stockholder therein not misleading and (y) reimburse the Company and its directors, officers, controlling Persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling Persons for any actual legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in the case of both clause (x) and clause (y), to the extent, and only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Stockholder with respect to the Stockholder and stated to be specifically for use therein; provided, however, that the obligations of the Stockholder hereunder shall be limited to an amount equal to the net proceeds received by the Stockholder from securities sold by the Stockholder pursuant to such registration statement or prospectus.
     The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or the Stockholder, underwriters or any of their respective directors, officers, general or limited partners, managing directors or controlling Persons and shall survive the transfer of such securities by the Stockholder.
     (iii) Each party entitled to indemnification under this Section A(8) (the “Indemnified Party”) shall give notice to the party required to

11

provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld, delayed or conditioned) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that (A) the Indemnifying Party has failed to promptly assume such defense or vigorously defend such claim or litigation or (B) there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the reasonable fees and expenses of the Indemnified Party’s counsel, which counsel shall have been reasonably agreed to by the Indemnifying Party) shall be at the expense of the Indemnifying Party and shall be reimbursed as they are incurred); and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section A except to the extent the Indemnifying Party is actually materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation or which includes any statement as to an admission of fault, culpability or failure to act by or on behalf of the Indemnified Party. Each Indemnified Party shall promptly furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.
     (iv) In order to provide for a just and equitable contribution in circumstances in which any of the foregoing indemnity agreements provided for in this Section A(8) is for any reason held to be unavailable to an Indemnified Party, the Company and the Stockholder, as the case may be, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement in such proportion as shall be appropriate to reflect (A) the relative benefits received by the Company, on the one hand, and the Stockholder on the other hand, and (B) the relative fault of the Company, on the one hand, and the Stockholder, on the other, with respect to the statements or omissions that resulted in such loss, liability, claim, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations; provided, however, that no Person guilty of

12

fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to a contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Stockholder, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Stockholder agree that it would not be just and equitable if a contribution pursuant to this Section A(8) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. Notwithstanding anything to the contrary contained herein, the Company and the Stockholder s agree that any contribution required to be made by the Stockholder pursuant to this Section A(8) shall not exceed the net proceeds from the offering of securities received by the Stockholder with respect to such offering. For purposes of this Section A(8), each Person, if any, who controls the Stockholder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Stockholder, and each director of the Company, each officer of the Company who signed the registration statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company.
          9. Information by the Stockholders. The Stockholder shall furnish to the Company such information regarding and the distribution proposed by the Stockholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section A.
          10. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities to the public without registration, the Company agrees to:
          (i) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act;
          (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and
          (iii) so long as the Stockholder owns any Shares, furnish to the Stockholder, upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements).

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          11. “Market Stand-off” Agreement. In addition to the transfer restriction set forth in Section A(1), if any registration of Shares (or other securities) of the Company shall be in connection with an underwritten public offering, the Stockholder agrees not to effect any sale or distribution, including any private placement or any sale pursuant to Rule 144A under the Securities Act (or any successor provision) or otherwise or any sale pursuant to Rule 144 under the Securities Act (or any successor provision) of any Shares, other than (x) to one or more of its transferees who agree to be bound by this Section A(11) or (y) by pro-rata distribution to its shareholders, partners or other beneficial holders who agree to be bound by this Section A(11), and not to effect any such sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the ten calendar days prior to, and during the ninety (90) calendar day period (or such other shorter period as may be agreed upon between the Stockholder and the representative of the underwriters of such offering) that begins on the effective date of such registration statement (except as part of such registration), without the consent of the representative of the underwriters of such offerings; provided, that (A) written notice of such registration has been deemed given (as provided in Section C(2) herein) to the Stockholder at least two (2) Business Days prior to the anticipated beginning of the ten calendar day period referred to above and (B) all directors and executive officers of the Company also agree not to effect any such sale or distribution (other than as part of such underwritten offering) during such period. If requested by the representative of the underwriters, the Stockholder shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 90-day period (or such other shorter period as may be agreed upon between the Company and the representative of the underwriters of such offering in the case of a registration pursuant to Section A(4), or as may be agreed upon between the Company, the representative of the underwriters of such offering and the Stockholder in the case a registration pursuant ot Section A(3)). The provisions of this Section A(11) shall be binding upon any subsequent transferee who acquires Shares in a Permitted Transfer, including, without limitation, any of the Stockholder’s shareholders, partners or other beneficial holders. The obligations described in this Section A(11) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or S-8, or to a registration relating solely to a transaction on Form S-4.
          12. Assignability. The registration rights set forth in this Section A shall be assignable by the Stockholder, in whole or in part, to any transferee of Registrable Securities receiving such transferred Registrable Securities in a Permitted Transfer.
          13. Restrictions on Unsolicited Acquisition Activities. Stockholder agrees that, for a period of two years from the date of this Agreement, without the prior written consent of the Board or pursuant to a transaction otherwise approved by the Board, neither the Stockholder nor its directors or executive officers or its or their affiliates (including any person or entity directly or indirectly, through one or more intermediaries, controlling it or controlled by it or under common control with it) will:
          (i) purchase, offer or agree to purchase, or announce an intention to purchase, directly or indirectly, any voting securities or assets of the Company or

14

its subsidiaries, provided, however, that no acquisition described in this clause (i) shall be deemed to occur solely due to (a) a stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting the Common Stock generally, (b) a stock dividend or other pro rata distribution by the Company to holders of the outstanding Common Stock; or (c) any other change in the outstanding number of Common Stock; or
     (ii) enter into any agreement, arrangement, or understanding, the effect or intent of which is to mitigate loss, to manage risk or to benefit from changes in the share price of any of the Company’s securities, or increase or decrease the voting power with respect to any of the Company’s securities (including, without limitation, any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares); or
     (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote or “consents” (as such terms are used in the rules and regulations of the SEC) or seek to advise or influence any Person with respect to the voting of any voting securities of the Company or its subsidiaries; or
     (iv) initiate or support, directly or indirectly, any stockholder proposal with respect to the Company; or
     (v) directly or indirectly make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its subsidiaries, or their respective securities or assets, or of any successor to or person in control of the Company or any of its businesses, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; or
     (vi) seek or propose to influence or control the Company’s management or policies; or
     (vii) seek to negotiate or influence the terms and conditions of employment of employees of the Company or its subsidiaries or any agreement of collective bargaining with employees of the Company or its subsidiaries; or
     (viii) form, join, or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing.
This Section 12 does not prohibit, limit or restrict (i) Stockholder from exercising its respective rights, performing its respective obligations or otherwise consummating the transactions contemplated by this Agreement or (ii) Stockholder from voting its Shares in connection with any matter submitted to the shareholders of the Company, or selling its Shares pursuant to any business combination tender or exchange offer or other extraordinary transaction with respect to the Company, in each case, commenced by any Person (including

15

by Stockholder, so long as such business combination tender or exchange offer or other extraordinary transaction by the Stockholder would not otherwise result in a violation of this Section 12 at such time).
          14. Right to Redemption. If any such transaction would result in Stockholder owning more than 9.9% of the issued and outstanding shares of Common Stock, then concurrently with any purchase, redemption, exchange or other acquisition of shares of its Common Stock, the Company agrees to make an offer to purchase from Stockholder a pro rata portion of the shares held by Stockholder such that Stockholder’s ownership does not exceed 9.9% of the issued and outstanding shares of Common Stock, such offer to be made on same terms and conditions as any such other purchase, redemption, exchange or other acquisition, as the case may be.
          B. LEGEND REQUIREMENTS
          1. Restrictive Legends. The stock certificates for the Shares shall be endorsed with the following restrictive legends:
          (i) “The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state’s securities laws and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such laws or an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that such registration is not required.”
          (ii) “The securities represented by this certificate are subject to certain restrictions and agreements contained in a Stockholders’ Agreement with the Company dated effective as of                     , 2010. A copy of the Stockholders’ Agreement and all applicable amendments thereto will be furnished by the Company to the record holder of this certificate without charge upon written request to the Company at its principal place of business or registered office.”
          2. Following the sale of any Shares in accordance with Section A of this Agreement or pursuant to Rule 144 and, in the case of a sale pursuant to Rule 144, accompanied by an opinion of counsel reasonably satisfactory to the Company, the Company shall use its best efforts to cause the removal from the certificate(s) representing such Shares the legends described in clause (1) above.
          C. GENERAL PROVISIONS
          1. Assignment. The Stockholder may not assign any of its rights or obligations hereunder except as expressly permitted by this Agreement.
          2. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested):

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(i)	If to the Company: Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 Attn: Chief Executive Officer
With a copy to:
Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 Attn: General Counsel
(ii) If to Stockholder, at the address for Stockholder set forth below its signature hereto.
          Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
          3. No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.
          4. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without resort to that state’s conflict-of-laws rules. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement shall be brought in any state or federal court of competent jurisdiction sitting in New York County in the State of New York and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts described in clause (i) for purposes of all legal proceedings arising out of, or in connection with, this Agreement, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
          5. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Stockholder’s successors and assigns, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

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          6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Stockholder. Any amendment or waiver effected in accordance with this Section C(6) shall be binding upon the Stockholder, each future holder of the Shares and the Company.
          7. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law.
          IN WITNESS WHEREOF, the parties have executed this Stockholder’s Agreement on the day and year first indicated above.

PENSON WORLDWIDE, INC.
By:
	Name:	Philip A. Pendergraft
	Title:	Chief Executive Officer

[ ][2]
By:
Name:
Title:

Address:

[2]	Insert Ridge Clearing & Outsourcing Solutions, Inc. or an Affiliate thereof.

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APPENDIX
     The following definitions shall be in effect under the Agreement:
     A. “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
     B. “Agreement” shall mean this Stockholder’s and Registration Rights Agreement.
     C. “Board” shall mean the Company’s Board of Directors.
     D. “Business Day” shall mean a day other than a Saturday, Sunday or other day on which the New York Stock Exchange is authorized or required by Law to close.
     E. “Common Stock” shall mean the Company’s common stock, $0.01 par value per share.
     F. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     G. “Governmental Entity” shall mean any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States or foreign federal, state, local, or municipal government, any supranational, international, multinational, national or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law, including, without limitation, FINRA and any other applicable self regulatory organization.
     H. “Law” shall mean any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, directive, rule, regulation and any other decision, ruling, notification requirement or determination of any Governmental Entity (whether or not having the force of law).
     I. “Permitted Transfer” shall mean a Transfer to an Affiliate of the Stockholder.
     J. “Person” shall mean an individual, partnership, joint stock company, joint venture, corporation, trust or unincorporated organization, limited liability company, or a government or agency or political subdivision thereof or any other entity.
     K. “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement with the SEC in compliance with the Securities Act (and any pre- and post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement by the SEC.
     L. “Registrable Securities” shall mean all Shares held by the Stockholder, whether now owned or hereafter acquired.

     M. “Registration Expenses” shall mean all expenses incident to a registration effected pursuant to Section A(3) and/or (4) hereof, including, without limitation, all SEC, Financial Industry Regulatory Authority, Inc. (“FINRA”) and stock exchange registration and filing fees and expenses, fees and expenses of compliance with applicable state securities or “blue sky” laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing of such securities to be registered on each securities exchange or national market system on which such securities are listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit and “cold comfort” letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including the fees and expenses of any “qualified independent underwriter” required by FINRA) other than Selling Expenses, the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and reasonable fees and expenses of other Persons retained by the Company (but not including any underwriting discounts or commission or transfer taxes, if any, attributable to the sale of Registrable Securities by holders of such Registrable Securities other than the Company).
     N. “SEC” shall mean the Securities and Exchange Commission.
     O. “Securities Act” shall mean the Securities Act of 1933, as amended.
     P. “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.
     Q. “Shares” shall mean (a) all Common Stock issued to the Stockholder pursuant to the terms of the Asset Purchase Agreement dated as of the date hereof between the Company, Penson Financial Services, Inc., Stockholder and Broadridge Financial Solutions, Inc.; and (b) all shares of Common Stock and other capital stock, equity security or debt security exercisable or convertible into capital stock of the Company hereafter issued by the Company to the Stockholder, whether in connection with a issuance, grant, stock split, stock dividend, reorganization, warrant, option, convertible security, right to acquire or otherwise. All references herein to Shares owned by the Stockholder shall include: (i) the community interest or similar marital property interest, if any, of the spouse of the Stockholder in such Shares; and (ii) all of the equity interests and voting rights in the Company which are reflected by Share ownership. For purposes of clarification, the term “Shares” shall expressly exclude shares of capital stock of the Company owned or acquired by the Stockholder other than directly from the Company.
     R. “Stockholder” shall mean the Stockholder and all subsequent holders of Shares who derive their ownership of Shares through a Permitted Transfer from the Stockholder.
     S. “Transfer” shall mean any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation, encumbrance or other disposition of Shares (or any interest therein) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Shares (or any interest therein) whatsoever, or any other transfer of beneficial ownership of

Shares, whether voluntary or involuntary, including, without limitation, any such disposition or transfer as a part of any liquidation of the Stockholder’s assets or any reorganization of the Stockholder pursuant to the United States or any other bankruptcy law or other similar debtor relief laws.

Exhibit F
FORM OF BACKSTOP NOTE

FORM OF BACKSTOP SELLER NOTE

$ ,
     1. FOR VALUE RECEIVED, the undersigned, PENSON WORLDWIDE, INC., a Delaware corporation (the “Company” or “Issuer”), hereby promises to pay to the order of BROADRIDGE FINANCIAL SOLUTIONS, INC. (“Payee”) the principal amount of $[     ] (the “Initial Amount”), subject to adjustment as provided in this Note (if adjusted, the “Adjusted Amount”) on the Maturity Date (or, if such day is not a Business Day, on the immediately succeeding Business Day), subject to the provisions herein. The Issuer further promises to pay interest on the unpaid principal amount of this Note from time to time at a rate per annum equal to the LIBOR Rate plus an amount (the “Spread”) equal to plus fourteen percent (14.0%). Interest on this Note shall be due and payable quarterly in arrears in cash on each [December 31, March 31, June 30 and September 30] of each calendar year, provided that if any such day is not a Business Day, payment shall be made on the immediately succeeding Business Day.
     Payments of principal hereof and interest hereon shall be made in Dollars in immediately available funds to such account of the Noteholder located in New York, New York, as the Noteholder may designate in writing to the Issuer.
     2. Prepayments; Optional Prepayment. Subject to the provisions herein, the Issuer may, at any time and from time to time prior to the Maturity Date, prepay the principal amount of this Note, in whole or in part, without penalty or premium, on any Business Day. Prepayments of this Note must be accompanied by payment of accrued and unpaid interest on the principal amount prepaid to and including the date of payment.
     3. Negative Covenants. So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:
     (a) Mergers and Consolidations. The Issuer shall not merge or consolidate with or into any Person or sell all or substantially all of its assets, except that so long as both prior to and subsequent to such merger or consolidation, no Event of Default has occurred and is continuing, the Issuer may merge or consolidate with any Person, provided that (x) the Issuer shall be the continuing or surviving Person or (y) if the Issuer shall not be the surviving Person, such surviving Person shall have assumed the obligations of the Issuer hereunder pursuant to documentation in form and substance reasonably satisfactory to the Noteholder (each such merger or consolidation, a “Permitted Merger”).
     (b) Liens. The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired to secure Indebtedness without making, or causing such Subsidiary to make effective provision for securing this Note equally and ratably with such Indebtedness or in the event such Indebtedness is subordinate in right of payment to this Note, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be secured. The foregoing restrictions shall not apply to the following Liens:
(A)	Liens existing on the date hereof;

(B)	Liens securing the Credit Agreement (including any modification, replacement, renewal or extension of any such Lien in connection with the modification, renewal, replacements, extension, amendment or amendment and restatement of the Credit Agreement);

(C)	Liens to the extent such Liens would be permitted by the Credit Agreement (as the Credit Agreement is in effect on the date of the Asset Purchase Agreement);

(D)	Liens securing Cash Management Obligations, Hedging Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(E)	Liens arising from judgments or orders for the payment of money;

(F)	Liens (I) on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment or (II) consisting of an agreement to dispose of any property;

(G)	Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary;

(H)	Liens in connection with any sale-leasebacks;
(I)	Liens in connection with any credit facility or other lending arrangement entered into by a Regulated Subsidiary to finance operations in the ordinary course of business;
(J)	Liens on assets of a Regulated Subsidiary resulting from the lending of securities and repurchase and reverse repurchase agreements;

(K)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

(L)	Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens arising by operation of law in the ordinary course of business;

(M)	Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business;

(N)	Liens upon or in any assets acquired or held to secure the purchase price of such assets or Indebtedness incurred for the purpose of financing the acquisition of such assets to secure Indebtedness not exceeding
(x) if the Credit Agreement (including any agreement that refinances or replaces the Credit Agreement) is in effect (regardless of whether any indebtedness is outstanding thereunder) $25,000,000 in the aggregate under this clause (N) without prejudice to any other clause hereof or
(y) if the Credit Agreement (including any agreement that refinances or replaces the Credit Agreement) is terminated or otherwise no longer in effect (and not replaced), an amount not to exceed 15% of the Company’s net revenues for the trailing twelve month period (based on the latest period for which internal financial statements are available), in each case, provided that the Liens are restricted to such assets and the proceeds thereof; it being understood that any Lien that was permitted to be incurred as of the date of incurrence shall not violate subsection (y) solely as a result of a subsequent decline in the Issuer’s net revenues;
(O)	restrictions and other minor encumbrances on real property which do not in the aggregate materially impair the use or value of such property;

(P)	the rights of licensors or lessors of property under the license or lease agreements related thereto;

(Q)	Liens which constitute rights of set-off or bankers’ liens or securities intermediaries’ liens whether arising by operation of law or by contract; and

(R)	the modification, replacement, renewal or extension of any Lien permitted under this Section 3(b) (other than Section 3(b)(B)).
(c) Convertible Notes. Borrower will not voluntarily redeem, purchase or otherwise voluntarily prepay its 8.00% Senior Convertible Notes due 2014 prior to maturity.
     4. Events of Default. The following are “Events of Default”:
     (a) The Issuer fails to pay any interest or principal of this Note as and on the date when due and such failure shall continue unremedied for more than 3 (three) Business Days; or
     (b) (i) The Issuer fails to perform or observe any term, covenant or agreement contained in Section 3(a) hereof or (ii) the Issuer fails to perform or observe any other covenant or agreement (not specified in the preceding clause (b)(i)) contained in this Note on its part to be performed or observed and in the case of this clause (ii) such failure continues unremedied for 45 days; or
     (c) The occurrence of a Change of Control; or
     (d) An event of default has occurred and is continuing under any agreement in respect of Indebtedness with an outstanding principal amount in excess of $50,000,000 or under the Credit Agreement resulting in such Indebtedness or the Credit Agreement being or being declared due and payable (or such default is a failure to pay at maturity); provided, however, if any such acceleration of Indebtedness has been rescinded, there shall no longer be any Event of Default under this Section 4(d) with respect to such acceleration; or
     (e) The Issuer or any Material Subsidiary institutes any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered, or consented to by such Person, in any such proceeding or an order for the liquidation of any such Person is entered in any such proceeding or any such Person admits in writing its inability to pay its debts generally as they become due (such proceedings collectively, the “Insolvency Proceedings”); or
     (f) Any termination of the Outsourcing Agreement, as such term is defined in the Asset Purchase Agreement, (x) by the Noteholder, pursuant to the exercise of remedies for a material breach of the Outsourcing Agreement by the Issuer entitling such termination or (y) by the Issuer, for any reason (other than a termination by the Issuer for a material breach or material failure to perform by the Payee including the exercise of any termination right pursuant to any service level agreement).
     Upon the occurrence and during the continuation of an Event of Default, the Noteholder may declare all sums outstanding hereunder, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual entry of an order for relief with respect to the Issuer under the Bankruptcy Code, all sums outstanding hereunder including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

     5. Guarantees. (i) The Issuer will not permit any of its subsidiaries to Guarantee any Indebtedness of the Issuer, other than the Credit Agreement and except as permitted by the Credit Agreement as in effect on the date of the Asset Purchase Agreement and except to the extent a Lien of such Indebtedness would be permitted under Section 3(b) above ,and (ii) the Issuer will not permit any of its subsidiaries to Guarantee any Indebtedness issued to a seller for the purposes of financing the acquisition of substantially all the assets of a business, unless in each case such subsidiary, concurrently with the incurrence of any such Guarantee, executes and delivers to the Noteholder a guarantee of the Issuer’s obligations under this Note, in the substantially the same form or otherwise in a form and substance reasonably satisfactory to the Noteholder.
     6. Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Issuer nor any Guarantor may assign its rights and obligations under this Note other than pursuant to a Permitted Merger. The Noteholder may at any time assign its rights and obligations under this Note to any other Person.
     7. Prepayments; Optional Prepayment, Mandatory Prepayment. Subject to the provisions herein, the Issuer may, at any time and from time to time prior to the Maturity Date, prepay the principal amount of this Note, in whole or in part, without penalty or premium, on any Business Day. Subject to the terms of the Subordination Agreement (as amended, restated, modified or replaced from time to time) and any obligations to prepay the Credit Agreement, the Issuer will prepay the principal amount of this Note to the extent of the Net Cash Proceeds within 5 business days of when received by the Issuer from a Capital Market Transaction completed after the date hereof, provided that payments shall not be required to be made more frequently than once a month. Prepayments of this Note must be accompanied by payment of accrued and unpaid interest on the principal amount prepaid to and including the date of payment.
     8. Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of November 2, 2009, among the Company, Buyer, Parent and Seller.
     “Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified as 11 U.S.C. Section 101 et seq.
     “Business Day” means any day other than Saturday, Sunday or other day on which the New York Stock Exchange is authorized or required by Law to close.
     “Capitalized Lease” means a lease under which the Issuer or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
     For the purposes of this Note: (a) “Capital Market Transaction”, means the issuance by the Issuer in a registered public offering , Rule 144A offering or other capital market offering to institutional investors of common stock, preferred stock or Subordinated Debt or securities convertible or exchangeable for any of the aforementioned securities (or any combination thereof) in an offering generating proceeds in excess of $10,000,000; (b) “Net Cash Proceeds” means the excess of (i) the sum of the cash and cash equivalents received by the Issuer in connection with a Capital Market Transaction over (ii) the underwriting discounts and commissions, commitment fees, arrangement fees and other out-of-pocket fees, costs and expenses, incurred in connection with such Capital Market Transaction; and (c) “Subordinated Debt” means debt securities of the Issuer expressly subordinated in right of payment to the Credit Agreement or the Issuer’s 8.00% Senior Convertible Notes due 2014.
For the avoidance of doubt, a Capital Market Transaction shall not include (1) any issuances of securities registered on Form S-8 or other issuance to employees of stock, options or restricted stock units, or (2) the issuance of any JBO or similar stock to correspondent and/or customers, or (3) issuances in connection with the acquisition of a business or purchase of assets (including as an earn out, deferred purchase price or similar arrangement), or (4) issuances of securities in respect of the conversion of convertible securities, or (5) incurrence of indebtedness to the extent such indebtedness would have been permitted by the Credit Agreement as of the date of the Asset Purchase Agreement.
     “Cash Management Obligations” means any obligations of the Issuer or any Subsidiary in respect of overdrafts and related liabilities arising from treasury, depository or cash management services.
     “CFTC” means the Commodity Futures Trading Corporation, or any successor thereto.
     “Change of Control” means
(i) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its subsidiaries, any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (any such person or group, an “Acquiror” ) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that, or the Issuer otherwise becomes aware that, such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of 50% or more of the equity securities of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer (“Issuer Voting Securities”) on a fully diluted basis (a “Control Interest”);
(ii) all or substantially all of the assets of the Issuer (on a consolidated basis) are sold or otherwise transferred to any person in one transaction or a series of related transactions in which, immediately after the consummation thereof, the holders of the majority of the Issuer Voting Securities prior to such transaction to not represent a majority of the Issuer Voting Securities or of the equity interests of the surviving or transferee person; or
(iii) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.
“Company” has the meaning set forth in Section 1.
     “Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 1, 2009, with Regions Bank, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, the lenders party thereto and other parties thereto, as amended by that certain First Amendment dated as of May 27, 2009 and Second Amendment dated as of September 22, 2009 (together with all exhibits and schedules thereto, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified in writing from time to time) and any extension, renewal, replacement or refinancing of such credit facility from time to time.
     “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Dollar” means lawful money of the United States.
     “Events of Default” has the meaning specified in Section 4.
     “FINRA” means the Financial Industry Regulatory Authority, Inc. or any successors thereto.
     “FSA” means the Financial Services Authority, or any successor thereto.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, and (g) all obligations under Capitalized Leases.
     “Interest Period” means the period commencing on the date of the initial borrowing under the Note (or the continuation of any prior interest period) and ending on the date three months thereafter; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a business day shall be extended to the next succeeding business day unless such business day falls in another calendar month, in which case such Interest Period shall end on the next preceding business day;
     (ii) any Interest Period that begins on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
“Insolvency Proceedings” has the meaning specified in Section 4(e).
     “LIBOR Rate” means, for any Interest Period, an interest rate per annum equal to the 90-day rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at 11:00 A.M. (London time) two business days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such Interest Period.
     “LIBOR Rate Reserve Percentage” for any Interest Period means the reserve percentage applicable two business days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined) having a term equal to such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
     “Loss” has the meaning ascribed to such term in the Asset Purchase Agreement.
     “Material Subsidiary” means any Subsidiary of the Company which at the date of determination is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934 (as such Regulation is in effect on the date hereof).
     “Maturity Date” means [INSERT DATE EIGHTEEN MONTHS FROM DATE OF NOTE]1
     “Note” means this Senior Note, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.
     “Noteholder” means the Payee and its permitted successors and assigns.
     “Payee” has the meaning set forth in Section 1.

[1]	To have a maturity of 18 months.

     “Permitted Merger” has the meaning specified in Section 3(a).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Purchase Price Adjustment” has the meaning ascribed to such term in Section 2.6 of the Asset Purchase Agreement.
     “Regulated Subsidiary” means any Subsidiary registered or regulated as a broker or dealer with or by the SEC, FINRA, FSA, CFTC or any other applicable governmental authority, whether domestic or foreign.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.
     “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time.
     10. Miscellaneous.
     (a) This Note is subject to the terms and conditions of the Subordination Agreement dated as of [     ], 2010 among [Seller] and Regions Bank, as administrative agent on behalf of the Lenders party to the Credit Agreement (as amended, restated or otherwise modified from time to time, the “Subordination Agreement”). The Payee agrees that, upon the request of the Company and the agent or trustee (or other person performing a similar function) under the Credit Agreement, Payee will promptly execute and deliver a written subordination agreement substantially in the form of the Subordination Agreement.
     (b) No amendment or waiver of any provision of this Note and no consent by the Noteholder to any departure therefrom by the Issuer shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Noteholder, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Noteholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.
     (c) Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. All notices and other communications shall be effective upon receipt.
     (d) If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (e) THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. THE ISSUER AND NOTEHOLDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND

ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE ISSUER AND NOTEHOLDER EACH IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE ISSUER OR NOTEHOLDER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE ISSUER AND THE NOTEHOLDER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (f) THE ISSUER AND THE NOTEHOLDER EACH WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (g) THIS NOTE AND THE ASSET PURCHASE AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

PENSON WORLDWIDE, INC.

By:

Name:
Title:

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:

Name:
Title:

Grid for Recording Adjusted Amount

Amount of Increase (Decrease) to
Date	Principal Amount	Adjusted Amount	Entered By